UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
SCHEDULE 14A
INFORMATION
PROXY STATEMENT PURSUANT TO SECTION 14(a)
OF THE SECURITIES EXCHANGE ACT OF 1934
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☐	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

ALON USA ENERGY, INC.

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To Our Stockholders:
     The Board of Directors has determined that the 2009 Annual Meeting of Stockholders of Alon USA Energy, Inc., or Alon, will be held on                , 2009 at                , Dallas, Texas time, at The Frontiers of Flight Museum, 6911 Lemmon Avenue, Dallas, Texas 75209, for the following purposes:
(1) To elect ten directors to serve until the 2010 annual meeting or until their respective successors are elected and have been qualified;
(2) To ratify the appointment of KPMG LLP as Alon’s independent registered public accounting firm for 2009;
(3) To approve the issuance of shares of Alon common stock upon (i) exchange of shares of Series A Preferred Stock of Alon Refining Louisiana, Inc., an affiliate of Alon, and (ii) exercise by Alon of an option to satisfy the obligations under certain promissory notes of a subsidiary of Alon with such shares; and
(4) To transact any other business properly brought before the annual meeting.
     Information concerning the matters to be voted upon at the annual meeting is set forth in the accompanying Proxy Statement. Holders of record of Alon’s common stock as of the close of business on                , 2009 are entitled to notice of, and to vote at, the annual meeting.
     To make it easier for you to vote, Internet and telephone voting are available. The instructions on your proxy card describe how to use these services. Of course, if you prefer, you can vote by mail by completing your proxy card and returning it in the enclosed envelope. No postage is required if mailed in the United States. If you vote your proxy by Internet or by telephone, you do NOT need to mail back your proxy card. We urge you to vote your proxy promptly by Internet, telephone or mail, whether or not you plan to attend the annual meeting in person. If you do attend the annual meeting in person, you may withdraw your proxy and vote personally on all matters brought before the annual meeting.
     Important Notice Regarding the Availability of Proxy Materials for the 2009 Annual Meeting of Stockholders to be held on                , 2009. Pursuant to new rules promulgated by the Securities and Exchange Commission, we are advising our stockholders of the availability on the Internet of our proxy materials related to the 2009 Annual Meeting of Stockholders. These rules allow companies to provide access to proxy materials in one of two ways. Because we have elected to utilize the “full set delivery” option, we are delivering to all stockholders paper copies of all of our proxy materials, including a proxy card, as well as providing access to our proxy materials on a publicly accessible website. Alon’s Proxy Statement and Annual Report to Stockholders for the fiscal year ended December 31, 2008 are available at our corporate website and may be accessed at http://phx.corporate-ir.net/phoenix.zhtml?c=190387&p=proxy. In accordance with such rules, we do not use “cookies” or other software that identifies visitors accessing these materials on our website.
By order of the Board of Directors,
Harlin R. Dean
Senior Vice President-Legal, General Counsel and Secretary
Alon USA Energy, Inc.
7616 LBJ Freeway, Suite 300
Dallas, Texas 75251
               , 2009

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(continued)

Page
Alon Assets and Alon Operating Dividends	26
Alon Refining Louisiana, Inc. Dividends	26
PROPOSAL 1. ELECTION OF DIRECTORS	27
PROPOSAL 2. RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM	27
PROPOSAL 3. APPROVAL OF ISSUANCE OF SHARES OF ALON COMMON STOCK UPON (1) EXCHANGE OF ALON LOUISIANA SERIES A PREFERRED STOCK AND (2) EXERCISE OF PROMISSORY NOTE PAYMENT OPTION	27
OTHER MATTERS	34
INCORPORATION BY REFERENCE	34
STOCKHOLDER PROPOSALS	34
Stockholder Recommendations for Nomination of Directors	34
Stockholder Proposals for Annual Meeting in 2010	34

ii

ALON USA ENERGY, INC.
PROXY STATEMENT
ANNUAL MEETING OF STOCKHOLDERS
                , 2009
GENERAL INFORMATION
     This Proxy Statement is being mailed to stockholders beginning on or about                , 2009 in connection with the solicitation of proxies by the Board of Directors of Alon USA Energy, Inc., which we refer to as Alon or the Company, to be voted at the 2009 Annual Meeting of Stockholders of Alon to be held                 , 2009 and at any postponement or adjournment thereof. The accompanying notice describes the time, place and purposes of the annual meeting.
     Holders of record of Alon’s common stock, $0.01 par value, at the close of business on                 , 2009, the record date, are entitled to vote on the matters presented at the annual meeting. On the record date, 46,814,021 shares of common stock were issued and outstanding and entitled to one vote per share. The common stock is the only outstanding class of voting securities of Alon.
     Action may be taken at the annual meeting on                 , 2009 or on any date or dates to which the meeting may be adjourned. Holders of shares of common stock representing a majority of the voting power, present in person or represented by proxy, shall constitute a quorum. Unless instructions to the contrary are given, shares will be voted as indicated on the proxy card. A stockholder who has given a proxy may revoke it as to any proposal on which a vote has not already been taken by signing a proxy bearing a later date or by a written notice delivered to the Secretary of Alon USA Energy, Inc. in care of Mellon Investor Services, Attention: Proxy Department, at 480 Washington Blvd., Jersey City, NJ 07310-1900 or at the executive offices of Alon USA Energy, Inc., 7616 LBJ Freeway, Suite 300, Dallas, Texas 75251, at any time up to the meeting or any postponement or adjournment thereof, or by delivering it to the Chairman of the meeting. If no instructions are indicated, such shares will be voted FOR the director nominees identified below, FOR ratification of the appointment of Alon’s independent accountants and FOR approval of the issuance of shares of Alon common stock upon (i) exchange of shares of Series A Preferred Stock of Alon Refining Louisiana, Inc., an affiliate of Alon, and (ii) exercise by the Company of an option to satisfy the obligations under certain promissory notes of a subsidiary of the Company with such shares, as described below.
     The holders of a majority of the outstanding shares of common stock as of the record date will constitute a quorum for the transaction of business at the annual meeting. For purposes of determining whether a quorum exists, abstentions and broker non-votes will be included in determining the number of shares present or represented at the annual meeting. However, with respect to any matter brought to a vote at the annual meeting, abstentions and broker non-votes will be treated as shares not voted for purposes of determining whether the requisite vote has been obtained. In order to obtain approval of any matter brought to a vote at the annual meeting, the affirmative vote of the holders of a majority (or, in the case of the election of any nominee as a director, a plurality) of the shares of common stock represented at the annual meeting and actually voted is required. Consequently, abstentions and broker non-votes will have no effect on the outcome of the election of directors but will have the effect of a vote against all other proposals. If the persons present or represented by proxy at the annual meeting constitute the holders of less than a majority of the outstanding shares of common stock as of the record date, the annual meeting may be adjourned to a subsequent date for the purpose of obtaining a quorum.
     Alon pays for the cost of soliciting proxies for the annual meeting. In addition to the solicitation of proxies by mail, proxies may be solicited by telephone and or otherwise by directors, officers or employees of Alon, none of whom will be specially compensated for such activities. Alon also intends to request that brokers, banks and other nominees solicit proxies from their principals and will reimburse such brokers, banks and other nominees for reasonable expenses incurred by them in connection with such activities.

CORPORATE GOVERNANCE MATTERS
The Board of Directors
     At the date of this Proxy Statement, the Board of Directors, or the Board, consists of ten members. Ten director nominees have been nominated for election at the annual meeting to serve for a one-year term expiring at Alon’s annual meeting of stockholders in 2010.
     During 2008, the Board held seven meetings. Each director attended at least 75% of the total number of meetings of the Board and committees on which he served other than Messrs. Biran, Finaro and Grinshpon. Three of our directors attended Alon’s annual meeting of stockholders held in 2008. Under Alon’s Corporate Governance Guidelines, each director is expected to devote the time necessary to appropriately discharge his or her responsibilities and to rigorously prepare for, and attend and participate in, Board meetings and meetings of Board committees on which he or she serves. Each director is expected to ensure that other commitments do not materially interfere with his or her service on the Board of Alon.
     The age, principal occupation and certain other information for each director nominee are set forth below:
     David Wiessman, 54, has served as Executive Chairman of the Board of Directors of Alon since July 2000 and served as President and Chief Executive Officer of Alon from its formation in 2000 until May 2005. Mr. Wiessman has over 25 years of oil industry and marketing experience. Since 1994, Mr. Wiessman has been Chief Executive Officer, President and a director of Alon Israel Oil Company, Ltd., or Alon Israel, Alon’s parent company. In 1992, Bielsol Investments (1987) Ltd. acquired a 50% interest in Alon Israel. In 1987, Mr. Wiessman became Chief Executive Officer of, and a stockholder in, Bielsol Investments (1987) Ltd. In 1976, after serving in the Israeli Air Force, he became Chief Executive Officer of Bielsol Ltd., a privately-owned Israeli company that owns and operates gasoline stations and owns real estate in Israel. Mr. Wiessman is also Chairman of the Board of Directors of Blue Square-Israel, Ltd., which is listed on the New York Stock Exchange, or NYSE, and the Tel Aviv Stock Exchange, or TASE; Chairman of Blue Square Real Estate Ltd., which is listed on the TASE; and Executive Chairman of the Board and President of Dor Alon Energy Israel (1988) Ltd, which is listed on the TASE, and all of which are subsidiaries of Alon Israel.
     Itzhak Bader, 63, has served as a director of Alon since August 2000. Mr. Bader has also served as Chairman of the Board of Directors of Alon Israel since 1993. He is Chairman of Granot Cooperative Regional Organization Corporation, a purchasing organization of the Kibbutz movement, a position he has held since 1995. In addition, he is also Chairman of Gat Givat Haim Agricultural Cooperative for Conservation of Agricultural Production Ltd., an Israeli beverage producer, a position he has held since 1999. Mr. Bader is also a director of Blue Square-Israel, Ltd. and Blue Square Real Estate Ltd., each a subsidiary of Alon Israel.
     Boaz Biran, 45, has served as director of Alon since May 2002. Mr. Biran has been a director of Bielsol Investments (1987) Ltd., an investment company that owns 37.2% of Alon Israel, since 1998, and served as Chairman of the Board of Directors of Rosebud Real Estate Ltd., an investment company in Israel listed on the TASE, since November 2003. Mr. Biran was also a partner in Shraga F. Biran & Co., a law firm in Israel, from 1999 to 2008.
     Ron Fainaro, 41, has served as a director of Alon since January 2008. Mr. Fainaro currently serves as the Chief Financial Officer of Africa Israel Investments Ltd., or Africa Israel, a holding company listed in the TASE that owns through a subsidiary 26.14% of Alon Israel. Prior to joining Africa Israel, Mr. Fainaro served as the Chief Financial Officer of ECtel Ltd., a software company, from June 2005 to July 2007. From September 2001 to May 2005, Mr. Fainaro served as the Vice President of Finance and Chief Financial Officer of the U.S. operations of Technomatics, Inc., a global software company. Mr. Fainaro also serves as a director of Blue Square-Israel, Ltd., a subsidiary of Alon Israel, which is listed on the NYSE and the TASE. Mr. Fainaro is a certified public accountant licensed in Israel.
     Avinadav Grinshpon, 37, has served as director of Alon since March 2008. Mr. Grinshpon has served as a director and consultant for Africa Israel since 2005, its Vice Chairman since June 2008 and from January 2008 to June 2008, as its Interim Chief Executive Officer. Mr. Grinshpon is the Chief Executive Officer of Memorand Management (1997) Ltd., an affiliate of Africa Israel, a position he has held since 2006, and served as its Chief Financial Officer from 2002 until 2006. Mr. Grinshpon is a certified public accountant licensed in Israel.
     Ron W. Haddock, 68, has served as a director of Alon since December 2000. From December 1989 to July 2000, Mr. Haddock served as Chief Executive Officer of Fina, Inc. Mr. Haddock currently serves as the Chairman of the Board of AEI Services, LLC, an international power generation and natural gas distribution company, Rubicon Offshore International, an offshore storage and production well servicing company, and Safety-Kleen Systems, Inc., a waste management, oil recycling and refining company. Mr. Haddock also serves as a director of Trinity Industries, Inc., a diversified transportation, industrial and construction company, and Adea Solutions, Inc., a high-tech personnel and consulting firm.
     Jeff D. Morris, 57, has served as a director and as Alon’s President and Chief Executive Officer since May 2005 and has served as the President and Chief Executive Officer of Alon’s subsidiary, Alon USA, Inc., since its inception in August 2002 and of Alon’s other operating subsidiaries since July 2000. Prior to joining Alon, he held various positions at Fina, Inc., where he began his career in 1974. Mr. Morris served as Vice President of Fina’s SouthEastern Business Unit from 1998 to 2000 and as Vice President of its SouthWestern Business Unit from 1995 to 1998. In these capacities, he was responsible for both the Big Spring refinery and Fina’s Port Arthur refinery and had responsibility for crude gathering assets and marketing activities for both business units.
     Yeshayahu Pery, 75, has served as a director of Alon since August 2003. Mr. Pery has also served as a director of Alon Israel since 1997. He is Chairman of MIGAL INC., a technology institute in the biotechnology field, a position he has held since 1998. From 1997 until 2004, Mr. Pery served as Chairman and Chief Executive Officer of Galilee Cooperative Organization, a purchasing and finance organization of the Kibbutz movement. In addition, Mr. Pery served as Chairman of Agricultural Insurance Association and the Atudot pension fund between 1995 and 2004.
     Zalman Segal, 72, has served as a director of Alon since July 2005. Mr. Segal served as Chairman of the Board of directors of Bank Leumi Romania, a financial services company, from August 2006 through August 2008. Mr. Segal served from 1989 through April 2006 as Vice Chairman of the Board of directors of Bank Leumi USA and its subsidiary, Leumi Investment Services. Mr. Segal served from 1989 through 2005 as Chief Executive Officer and as director of Bank Leumi USA, where he was responsible for the commercial banking business of Bank Leumi USA in the Western Hemisphere.
     Avraham Shochat, 72, has served as a director of Alon since October 2005. From 1988 to January 2006 he served as a member of the Israeli Parliament, where he chaired or was a member of various committees including economics, finance, defense, foreign affairs and education. From 1992 to 1996 and 1999 to 2001, Mr. Shochat served as Israel’s Minister of Finance and from October 2000 to March 2001 as the country’s Minister of Infrastructure. Mr. Shochat also serves as a director of Israel Chemicals Ltd., a company engaged in the development, manufacture and marketing of fertilizers and industrial and performance products traded on the TASE; and Bank Mizrahi Tefahot Ltd., Israel’s fourth largest bank traded on the TASE, and Direct Insurance Financial Investments Ltd., an insurance company traded on the TASE.
Independent Directors
     The Board has determined that Alon is a “controlled company” for the purposes of Section 303A of the NYSE Listed Company Manual because more than 50% of the voting power of Alon is held by Alon Israel. As such, Alon relies on exemptions from the provisions of Section 303A that would otherwise require it, among other things, to have a board of directors composed of a majority of independent directors.
     Under the NYSE’s listing standards, a director will not be deemed independent unless the Board affirmatively determines that the director has no material relationship with Alon. Based upon information requested from and provided by each director concerning their background, employment and affiliations, including commercial, industrial, banking, consulting, legal, accounting, charitable and familial relationships, the Board has determined that each of Messrs. Segal, Haddock and Shochat has no material relationship with Alon, either directly or as a partner, stockholder or officer of an organization that has a relationship with Alon, and is therefore independent of Alon and its management under the NYSE’s listing standards.
Committees of the Board
     The Board has a standing Audit Committee and Compensation Committee. As a controlled company, Alon relies on exemptions from the provisions of Section 303A of the NYSE Listed Company Manual that would otherwise require it, among other things, to have a Compensation Committee composed of independent directors and to have a Nominating and Corporate Governance Committee. Currently, Messrs. Segal, Haddock and Shochat serve on the Audit Committee, and Messrs. Morris and Wiessman serve on the Compensation Committee.
     As a controlled company, the Board does not believe that it is necessary to have a Nominating and Corporate Governance Committee or a committee performing the functions thereof, and does not have such a committee or charter. The entire Board (including Messrs. Wiessman, Bader, Biran, Fainaro, Grinshpon, Morris and Pery, Alon’s non-independent directors) participates in the nomination of candidates for election to the Board. In accordance with Alon’s Corporate

Governance Guidelines, the Board identifies individuals qualified to become Board members. In identifying candidates, the Board considers such factors as it deems appropriate, including the individual’s education, experience, reputation, judgment, skill, integrity, industry knowledge, the degree to which the individual’s qualities and attributes complement those of other Board members, and the extent to which the candidate would be a desirable addition to the Board and any committees of the Board.
     Audit Committee. The purposes of the Audit Committee are to assist the Board in its oversight of (i) the integrity of Alon’s financial statements, (ii) Alon’s compliance with legal and regulatory requirements, (iii) the independent auditor’s qualifications and independence, (iv) the performance of Alon’s internal audit function, and (v) to prepare an audit committee report for inclusion in Alon’s annual proxy statement. The Audit Committee met six times during 2008. The Audit Committee Charter, which, among other things, sets forth the Audit Committee’s responsibilities, is available in the Corporate Governance section of Alon’s website (www.alonusa.com).
     The Audit Committee consists of Messrs. Segal, Haddock and Shochat. The Board has determined that (i) each of Messrs. Segal, Haddock and Shochat meets the audit committee independence criteria specified in the rules promulgated by the Securities and Exchange Commission, or SEC, and the NYSE’s listing standards, (ii) each of Messrs. Segal, Haddock and Shochat has a basic understanding of finance and accounting and is able to read and understand fundamental financial statements, (iii) each of Messrs. Segal, Haddock and Shochat has accounting or related financial management expertise, and (iv) Mr. Segal, the Chairperson of the Audit Committee, is an “audit committee financial expert” within the meaning of Item 407(d) of Regulation S-K.
     Compensation Committee. The purpose of the Compensation Committee is to establish and administer Alon’s policies, programs and procedures for determining compensation for Alon’s executive officers and Board members. The Compensation Committee reviews and reports to the Board on matters related to compensation strategies, policies and programs, including management development, incentive compensation and employee benefit programs. For further information regarding the Compensation Committee’s processes and procedures for consideration of executive compensation, see “Compensation Discussion and Analysis” below. The Compensation Committee Charter, which, among other things, sets forth Compensation Committee’s responsibilities, is available in the Corporate Governance section of Alon’s website (www.alonusa.com).
     The Compensation Committee consists of Messrs. Wiessman and Morris. The Compensation Committee met three times during 2008.
Corporate Governance Guidelines, Code of Business Conduct and Ethics and Committee Charters
     The full texts of Alon’s Corporate Governance Guidelines and Code of Business Conduct and Ethics, as well as the charters for the Audit Committee and Compensation Committee, are available in the Corporate Governance section of Alon’s website (www.alonusa.com). In addition, you may request a copy of any of these documents by writing to Alon’s Investor Relations Department at Alon USA Energy, Inc., 7616 LBJ Freeway, Suite 300, Dallas, Texas 75251. Alon intends to post any waivers of its Code of Business Conduct and Ethics (to the extent applicable to its directors or executive officers) at this location on its website.
Presiding Director
     The NYSE’s listing standards require Alon’s non-management directors to meet at regularly scheduled executive sessions without management. Alon’s non-management directors met four times in such executive sessions in 2008. Mr. Pery presided over each such session.
Communication with Directors
     Any stockholder or other interested party who wishes to communicate directly with the Board or any committee thereof, or any member or group of members of the Board or any committee thereof, may do so by writing to the Board or the applicable committee thereof (or one or more named individuals) in care of the Secretary of Alon USA Energy, Inc., 7616 LBJ Freeway, Suite 300, Dallas, Texas 75251. All communications received will be collected by the Secretary of Alon and forwarded to the appropriate director or directors.

SECURITY OWNERSHIP OF CERTAIN
BENEFICIAL HOLDERS AND MANAGEMENT
     The following table presents information regarding the number of shares of Alon common stock beneficially owned as of March 1, 2009 by each of Alon’s directors, each executive officer of Alon named in the Summary Compensation Table, and all directors and executive officers of Alon as a group. In addition, the table presents information about each person known by Alon to beneficially own 5% or more of Alon’s outstanding common stock. Unless otherwise indicated by footnote, the beneficial owner exercises sole voting and investment power over the shares. The percentage of outstanding shares is calculated on the basis of 46,814,021 shares of Alon common stock outstanding as of March 1, 2009.

	Beneficial Share Ownership
	Number	Percent of
Directors, Executive Officers and 5% Stockholders	of Shares	Outstanding Shares
Directors and Executive Officers
David Wiessman (1)	2,159,485	4.61%
Itzhak Bader	—	—
Boaz Biran	—	—
Ron Fainaro	—	—
Avinadav Grinshpon	—	—
Ron W. Haddock	17,164	*
Jeff D. Morris (2)	100	*
Yeshayahu Pery	—	—
Zalman Segal	4,664	*
Avraham Shochat (3)	3,277	*
Harlin R. Dean (4)	19,210	*
Joseph Israel (4)	7,258	*
Shai Even (4)	—	—
Michael Oster (4)	93	*
All directors and executive officers as a group (22 persons) (1)(2)(4)(5)	2,244,434	4.79%
Other 5% or more Stockholders
Alon Israel Oil Company, Ltd. (6)(7)	36,411,820	77.78%

*	Indicates less than 1%

(1)	Includes: (a) a right to exchange a 2% ownership interest in Alon Israel held in trust by Eitan Shmueli, as trustee, of which Mr. Wiessman is the sole beneficiary, for a 2% ownership interest in certain subsidiaries of Alon Israel, including Alon, which if exercised in full as of the date of this Proxy Statement would represent 936,280 shares of Alon common stock; (b) 234,113 shares of Alon common stock held in trust by Eitan Shmueli, as trustee, of which Mr. Wiessman is the sole beneficiary; and (c) 989,092 shares of Alon common stock held by Mr. Wiessman.

(2)	Jeff D. Morris, Claire A. Hart (an executive officer of Alon) and Joseph A. Concienne, III (an executive officer of Alon) each own shares of non-voting stock of Alon Assets, Inc., or Alon Assets, and Alon USA Operating, Inc., or Alon Operating. Alon Assets and Alon Operating are subsidiaries of Alon through which Alon conducts substantially all of its business. As of March 1, 2009, there were 206,941.5 shares of capital stock of Alon Assets outstanding and 77,709.7 shares of capital stock of Alon Operating outstanding. Messrs. Morris, Hart and Concienne each own shares of non-voting stock of Alon Assets and Alon Operating as set forth in the following table:

	Alon Assets		Alon Operating
	Non-voting Common	Percent of all	Non-voting Common	Percent of all
Name of Beneficial Owner	Stock	Common Stock	Stock	Common Stock
Jeff D. Morris	10,689.4	5.2%	4,014.1	5.2%
Claire A. Hart	2,672.2	1.3	1,003.4	1.3
Joseph A. Concienne	1,413.4	0.7	530.7	0.7

Total	14,775.0	7.2%	5,548.2	7.2%

The individuals named in the table above hold options to purchase an aggregate of 2,793.5 shares of Alon Assets and 1,049.1 shares of Alon Operating. Subject to the satisfaction of specified performance targets and certain acceleration events, these options vest in full by 2010 (assuming the continued employment of the individuals).

(3)	Shares of Alon common stock are held in trust by Sian Holdings Enterprises LTD., which is an entity controlled by Mr. Shochat.

(4)	Pursuant to the Alon USA Energy, Inc. 2005 Incentive Compensation Plan, on March 7, 2007 the Company made grants of Stock Appreciation Rights (SARs) to certain officers. The SARs granted on March 7, 2007 vest as follows: 50% on March 7, 2009, 25% on March 7, 2010 and 25% on March 7, 2011 and are exercisable during the 365-day period following the date of vesting. When exercised, SARs are convertible into shares of Alon common stock, the number of which will be determined at the time of exercise by calculating the difference between the closing price of Alon common stock on the exercise date and the grant price of the SARs ($28.46 per share) (the “Spread”), multiplying the Spread by the number of SARs being exercised and then dividing the product by the closing price of Alon common stock on the exercise date. In no event may a SAR be exercised if the Spread is not a positive number. On March 2, 2009, the reported closing price for Alon common stock on the NYSE was $9.62 which was less than the grant price, and as a result, no shares are reflected in this table in respect of the SARs.

(5)	William Wuensche (an executive officer of Alon) owns 225 restricted shares of non-voting common stock of Alon Refining Krotz Springs, Inc., or Krotz Springs. Krotz Springs is a subsidiary of Alon through which Alon conducts its Louisiana refining business. As of March 1, 2009, there were 29,730 shares of capital stock of Krotz Springs outstanding of which Mr. Wuensche owns 0.8%. Mr. Wuensche’s shares vest upon the satisfaction of certain performance targets or the occurrence of certain acceleration events (assuming the continued employment of Mr. Wuensche). Any unvested shares as of 2014 will be forfeited.

(6)	Alon Israel filed a Form 4 with the SEC on September 8, 2008 reporting that Alon Israel beneficially owned 36,411,820 shares of Alon common stock, of which it had sole investment and voting power over 36,180,805 shares and shared investment and voting power over 231,015 shares owned by Tabris Investments Inc. (a wholly-owned subsidiary of Alon Israel). The address of Alon Israel and Tabris is Europark (France Building), Kibbutz Yakum 60972, Israel.

As of March 1, 2009, Alon Israel had 8,415,613 ordinary shares outstanding, which were owned of record as follows:

		Percent of
	Number of	Outstanding
Record Holder	Shares	Shares
Bielsol Investments (1987) Ltd. (a)	3,131,375	37.21%
Africa Israel Trade & Agencies Ltd. (b)	2,200,428	26.14
Several Purchase Organizations of the Kibbutz Movement (c)	2,915,497	34.65
Mr. Eitan Shmueli, as trustee (d)	168,313	2.00

Total	8,415,613	100.00%

(a)	Bielsol Investments (1987) Ltd. is a privately held Israeli limited liability company that is beneficially owned (1) 80.0% by Shebug Ltd., an Israeli limited liability company that is wholly owned by the family of Shraga Biran, the father of Boaz Biran, one of Alon’s directors, and (2) 20.0% by David Wiessman, the Executive Chairman of the Board. The address of Bielsol Investments (1987) Ltd. is 1 Denmark St., Petach-Tivka, Israel.

(b)	Africa Israel Trade & Agencies Ltd. is an Israeli limited liability company that is a wholly-owned subsidiary of Africa Israel Investments Ltd., or Africa Israel, a publicly held Israeli limited liability company that is listed on the TASE. Based on information available to us, Africa Israel is beneficially owned (1) 74.83% by Lev Leviev, an Israeli citizen, and (2) 25.17% by public shareholders. Avinadav Grinshpon and Ron Fainaro, each a director of Alon, are Vice Chairman and Chief Financial Officer, respectively, of Africa Israel Investments Ltd. The address of Africa Israel is 4 Derech Hahoresh, Yahud, Israel.

(c)	The Kibbutz Movement is a combination of approximately 270 economic cooperatives, or purchase organizations, engaged in agriculture, industry and commerce in Israel. The shares of Alon Israel shown in the table above as owned by several purchase organizations of the Kibbutz Movement are owned of record by nine such purchase organizations. Each of the purchase organizations that owns of record 5% or more of the outstanding shares of Alon Israel is shown on the following table:

		Percent of
	Number of	Outstanding
Purchase Organization	Shares	Shares
Granot Cooperative Regional Organization Corporation	505,172	6.0%
Mishkey Emek Hayarden Ltd.	489,012	5.8
Miskey Hanegev Export Ltd.	476,209	5.7

Itzhak Bader, one of Alon’s directors, is Chairman of Granot Cooperative Regional Organization Corporation.

The purchase organizations of the Kibbutz Movement have granted to Delek Holdings (Established by the Kibbutz Organizations) Ltd., or Delek Holdings, an irrevocable power of attorney to vote all of the shares of Alon Israel held by such purchase organizations. Delek Holdings is an Israeli limited liability company that is owned by nine organizations of the Kibbutz Movement, some of which are also stockholders of Alon Israel. One of Alon’s directors, Mr. Bader, is Chairman of Delek Holdings. The address of Delek Holdings is Derech Lod 298 Shalem Ranch, Tel Aviv, Israel.

(d)	The shares of Alon Israel held by Mr. Eitan Shmueli are held by him as trustee of a trust which David Wiessman, the Executive Chairman of the Board, is the sole beneficiary. These shares are treated as non-voting shares.

Bielsol Investments (1987) Ltd., Africa Israel Trade & Agencies Ltd., the purchase organizations of the Kibbutz Movement and Delek Holdings are parties to a shareholders agreement. Under that agreement:
•	Certain major decisions made by Alon Israel require the approval of more than 75.0% of the voting interests in Alon Israel or of more than 75% of the board of directors of Alon Israel, as applicable. The provisions of the shareholders agreement relating to approval of major transactions involving Alon Israel also apply to approval of major transactions involving significant subsidiaries of Alon Israel, including Alon.

•	The number of directors of Alon Israel must be between three and 12, with each 8.0% of the shares of Alon Israel entitling the holder thereof to elect one director. This provision currently allows Bielsol Investments (1987) Ltd. to elect four directors, Africa Israel Trade & Agencies Ltd. to elect three directors, and the purchase organizations of the Kibbutz Movement to elect four directors.

•	There are various rights of first refusal among the shareholders who are party to the agreement.
(7)	Alon Israel owns 80,000 shares of non-voting preferred stock of Alon Refining Louisiana, Inc., or Alon Louisiana, a subsidiary of Alon, representing 100% of all outstanding preferred stock of Alon Louisiana. Alon Israel has caused, or has agreed to cause, up to $80.0 million of letters of credit to be issued in favor of Krotz Springs. Alon Israel has the option to withdraw the $80.0 million letters of credit and acquire additional shares of preferred stock of Alon Louisiana in an amount equal to such withdrawn letters of credit. Subject to stockholder approval at the annual meeting and as described in Proposal 3 of this Proxy Statement, (a) the outstanding shares of Alon Louisiana’s preferred stock and the shares of Alon Louisiana’s preferred stock acquired upon withdrawal of the $80.0 million letters of credit are exchangeable under certain circumstances for shares of Alon common stock, and (b) Alon has an option to issue shares of Alon common stock to Alon Israel in satisfaction of the payment obligations under promissory notes to be issued by a subsidiary of the Company in the event of a draw of any of the $80.0 million letters of credit. For more information, see “Proposal 3 — Approval of Issuance of Shares of Alon Common Stock Upon (1) Exchange of Alon Louisiana Series A Preferred Stock and (2) Exercise of Promissory Note Payment Option.”
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
     Section 16(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and regulations of the SEC thereunder require Alon’s executive officers and directors and persons who own more than ten percent of Alon’s common stock, as well as certain affiliates of such persons, to file initial reports of ownership and changes in ownership with the SEC. Executive officers, directors and persons owning more than ten percent of Alon’s common stock are required by SEC regulations to furnish Alon with copies of all Section 16(a) reports they file. Based solely on its review of the copies of such reports received by it and written representations that no other reports were required for those persons, Alon believes that, during the year ended December 31, 2008, all filing requirements applicable to its executive officers, directors and owners of more than ten percent of Alon’s common stock were satisfied other than three Form 4s not filed on a timely basis, which were ultimately filed on September 30, 2008, reporting the issuance of 1,859 shares on May 2, 2008, to each of Messrs. Haddock, Segal and Shochat in respect of annual grants of shares of restricted stock to Alon’s independent directors under the Alon USA Energy, Inc. 2005 Incentive Compensation Plan. Pursuant to powers of attorney in favor of Alon, Section 16(a) reports for Alon directors are prepared and filed by Alon, but these filings were late due to a clerical oversight.
EXECUTIVE COMPENSATION
Compensation Discussion and Analysis
Introduction
     The Compensation Discussion and Analysis provides a description of the objectives of Alon’s executive compensation policies, a description of the Compensation Committee and a discussion of the material elements of the compensation of each of the executive officers listed below, who are referred to as Alon’s named executive officers:

Name	Title
Jeff D. Morris	President and Chief Executive Officer
Shai Even	Senior Vice President and Chief Financial Officer
Joseph Israel	Chief Operating Officer
Harlin R. Dean	Senior Vice President-Legal, General Counsel and Secretary
Michael Oster	Senior Vice President of Mergers and Acquisitions

Objectives of Compensation Policies
     The objectives of Alon’s compensation policies are to attract, motivate and retain qualified management and personnel who are highly talented while ensuring that executive officers and other employees are compensated in a manner that advances both the short and long-term interests of stockholders. In pursuing these objectives, the Compensation Committee believes that compensation should reward executive officers and other employees for both their personal performance and Alon’s performance. In determining compensation levels for Alon’s executive officers, the Compensation Committee considers the scope of an individual’s responsibilities, external competitiveness of total compensation, an individual’s performance, prior experience and current and prior compensation, the performance of Alon and the attainment of financial and strategic objectives.
     Alon’s management provides compensation recommendations to the Compensation Committee; however, the final determination of a compensation package for the named executive officers is made solely by the Compensation Committee, except with respect to the compensation packages of Messrs. Wiessman and Morris, whom are the Compensation Committee members. The compensation package for Mr. Morris is determined by Mr. Wiessman in consultation with the Board, excluding Mr. Morris. The compensation package for Mr. Wiessman is determined by the Board excluding Mr. Wiessman. Alon does not currently engage any consultants relating to executive and/or director compensation practices. The Compensation Committee may consider the compensation practices of other companies when making a determination; however, Alon does not benchmark its compensation packages to any particular company or group of companies.
Compensation Program Elements
     Alon compensates its employees and named executive officers through a combination of base salary, annual bonuses and awards granted pursuant to the Alon USA Energy, Inc. 2005 Incentive Compensation Plan, or the 2005 Incentive Compensation Plan. The Compensation Committee considers each element of Alon’s overall compensation program applicable to an employee or named executive officer when making any decision affecting that employee’s or named executive officer’s compensation. The particular elements of Alon’s compensation program are explained below.
     Base Salaries. Base salary levels are designed to attract and retain highly qualified individuals. Each executive officer, other than Mr. Morris, is eligible to participate with the Alon’s other employees in an annual program for merit increases to the executive’s base salary. Pursuant to this program, each officer’s performance is evaluated annually utilizing a number of factors divided into three categories: (i) individual performance objectives and results, (ii) competencies in core skills and knowledge, and (iii) professional development. Each of the executive officers reviews his evaluation with Mr. Morris and individualized performance objectives for the following year are established. Based on the results of these evaluations, each executive officer receives an overall score that is considered by the Compensation Committee when determining any increase in base compensation. The precise amount of any increase in base compensation varies based on the executive’s current level of compensation when compared to others in the Company at the same pay grade and the results of the annual evaluation. The Compensation Committee may also consider available information on prevailing compensation levels for executive-level employees at comparable companies in Alon’s industry.
     The 2008 salaries of the most highly compensated executive officers of Alon are included in “Executive Compensation — Summary Compensation Table.”
     During 2008, Messrs. Even, Dean, Israel and Oster received a base salary increase as a result of the Compensation Committee’s annual review process. Mr. Morris’s base salary had not been adjusted since November 2002. Mr. Wiessman, in consultation with the Board, determined that a base salary increase for Mr. Morris was warranted this year. Base salaries for Alon’s named executive officers in 2008 and the amount of base salary increase from 2007 were as follows:

	Amount of Base Salary
Name	Increase from 2007	2008 Base Salary
Jeff D. Morris	$43,425	$333,100
Shai Even	$30,500	$260,000
Joseph Israel	$37,100	$250,000
Harlin R. Dean	$7,100	$313,100
Michael Oster	$21,000	$225,000
     Annual Bonuses. Executive officers and key employees may be awarded bonuses outside the plans described herein based on individual performance and contributions.
     Bonus Plans. On May 9, 2007, the Board approved two annual bonus plans pursuant to Alon’s 2005 Incentive Compensation Plan (collectively, the “Bonus Plans”), which replaced the Annual Incentive Cash Bonus Plan and the Annual 10% Bonus Plan described below. Annual cash bonuses under the Bonus Plans are generally distributed to eligible employees in the first quarter of each year based on the previous year’s performance. Bonuses were paid in the first quarter of 2008 based on performance during Alon’s 2007 fiscal year and if bonuses are payable based on performance during Alon’s 2008 fiscal year, we expect such bonuses to be paid in the first quarter of 2009. Each of the two Bonus Plans contains the same plan elements, which are described below. Alon’s refining and marketing employees are eligible to participate in one plan based primarily on the performance of Alon’s Big Spring refinery and the employees of Alon’s Paramount Petroleum Corporation subsidiary are eligible to participate in the second plan based primarily on the performance of Alon’s California refineries. The bonus potential for Alon’s named executive officers is based 50% on the bonus plan for employees of Alon’s Big Spring refinery and 50% on the bonus plan for employees of the California refineries. Under each of the Bonus Plans, bonus payments are based 37.5% on meeting or exceeding target reliability measures, 37.5% on meeting or exceeding target free cash flow measures and 25% on meeting or exceeding target safety and environmental objectives. The bonus pool available under each Bonus Plan will be equal to 20% of the aggregate direct salary expenses of the employees eligible to participate in such plan for the applicable year. The bonus pool is not reduced by amounts paid in respect of fines for environmental or safety violations as was the case under the Annual Incentive Cash Bonus Plan; however, failure to attain environmental and safety goals will reduce the amount of bonus payable. The bonus potential for Alon’s named executive officers ranges from 65% to 100% of the respective executive officer’s base salary, as established in each executive officer’s employment agreement.
     The Compensation Committee believes that the Bonus Plans provide motivation for the eligible employees to attain Alon’s financial objectives as well as those for refinery reliability and environmental and safety objectives which have been designed to benefit Alon in both the long- and short-term. The Compensation Committee believes the Bonus Plans place a greater emphasis on the efficient, safe and reliable operation of Alon’s refining assets than the plans that were replaced while maintaining appropriate incentives to attain financial objectives.
     In addition to cash bonuses paid under the Bonus Plans, the Compensation Committee awards cash bonuses from time to time to recognize exemplary results achieved by employees and named executive officers. The amount of any such cash bonus is determined based on the recipient’s pay grade, contribution to the project or result and the benefit to Alon from the recipient’s efforts.
     Prior to the adoption of the Bonus Plans described above, Alon’s refining and marketing employees, including Alon’s named executive officers, were eligible to participate in the two bonus plans described below.
     Annual Incentive Cash Bonus Plan. Bonuses paid under Alon’s Annual Incentive Cash Bonus Plan, which was replaced upon the approval of the Bonus Plans in May 2007, were typically distributed to eligible employees in the first quarter of each year based on the previous year’s performance. Each bonus payment was based 75% on meeting or exceeding financial objectives and 25% on meeting or exceeding safety and environmental objectives, with the final bonus payment subject to review and approval by the Board. The bonus pool used to pay these bonuses was funded on a calendar basis and started over at zero after each calendar year. This fund consisted of one-third of Alon’s after-tax cash flow, after all planned capital expenditures and certain principal and interest payments under Alon’s indebtedness had been made. The funds available for total bonus payments under this plan were capped at $4.0 million per year. Fines for environmental or safety violations were deducted from the bonus pool. The bonus targets for Alon’s named executive officers under Alon’s Annual Incentive Cash Bonus Plan ranged from 50% to 100% of the respective executive officer’s base salary.
     Annual 10% Bonus Plan. Bonuses paid under the Annual 10% Bonus Plan, which was replaced upon the approval of the Bonus Plans in May 2007, were distributed to Alon’s non-union refining and marketing employees in the second quarter of each year based on the previous year’s performance. Each participating employee was eligible to receive a bonus up to a maximum of 10% of his or her salary under the plan. Each participating employee was eligible to receive a bonus amount equal to 40% of the maximum bonus if Alon met or was below its fixed costs operating budget. Each refinery employee was eligible to receive a bonus amount equal to 30% of the maximum bonus if certain refining margins were achieved. Each non-refinery employee was eligible to receive a bonus amount equal to 30% of the maximum bonus if certain wholesale marketing margins were achieved. All participating employees were eligible to receive a bonus amount of up to 30% of the maximum bonus at the discretion of senior management.
     2005 Incentive Compensation Plan. In July 2005, the Board and stockholders approved the 2005 Incentive Compensation Plan. Following Alon’s initial public offering in July 2005, the 2005 Incentive Compensation Plan was submitted to and approved by Alon’s stockholders at Alon’s 2006 annual meeting of stockholders. Alon’s 2005 Incentive Compensation Plan is a component of Alon’s overall executive incentive compensation program. The 2005 Incentive Compensation Plan permits the granting of awards in the form of options to purchase common stock, stock appreciation rights, restricted shares of common stock, restricted stock units, performance shares, performance units and senior executive plan bonuses to Alon’s directors, officers and key employees. The Compensation Committee believes that the award of equity-based compensation pursuant to the Company’s 2005 Incentive Compensation Plan aligns executive and stockholder long-term interests by creating a strong and direct link between executive compensation and stockholder return. The Compensation Committee also utilizes equity-based compensation with multi-year vesting periods for purposes of executive officer retention. The specific amount of equity-based grants is determined by the Compensation Committee primarily by reference to an employee’s level of authority within the Company. Typically, all executive officers of the same level receive awards that are comparable in amount. To date, Mr. Morris has not participated in grants under the 2005 Incentive Compensation Plan. The grant of restricted shares of common stock and similar equity-based awards also allows Alon’s directors, officers and key employees to develop and maintain a long-term ownership position in Alon. The 2005 Incentive Compensation Plan is currently administered, in the case of awards to participants subject to Section 16 of the Exchange Act, by the Board and, in all other cases, by the Compensation Committee. Subject to the terms of the 2005 Incentive Compensation Plan, the Compensation Committee and the Board have the full authority to select participants to receive awards, determine the types of awards and terms and conditions of awards, and interpret provisions of the 2005 Incentive Compensation Plan. Awards may be made under the 2005 Incentive Compensation Plan to eligible directors, officers and employees of Alon and its subsidiaries, provided that awards qualifying as incentive stock options, as defined under the Internal Revenue Code of 1986, as amended, or the Code, may be granted only to employees.
     Option Plans. On August 1, 2000, the board of directors of each of Alon Operating and Alon Assets adopted a stock option plan (collectively, the “Option Plans”) which were approved by the stockholders of Alon Operating and Alon Assets in June 2001. The Option Plans authorized grants of options to purchase up to 16,154 shares of Alon Assets and 6,066 shares of Alon Operating. No further options may be granted under the Option Plans. All stock options granted under the Option Plans had ten-year terms. Each year a portion of the options are subject to accelerated vesting and become fully exercisable if Alon achieves certain financial performance and debt service criteria. Upon exercise, Alon will reimburse the optionholder for the exercise price of the shares and under certain circumstances the related federal and state taxes (gross up-liability).
     Perquisites. During 2008, Messrs. Even, Israel and Oster received vehicle allowances. Alon’s use of perquisites as an element of compensation is limited in scope and amount. Alon does not view perquisites as a significant element of compensation but does believe that in certain circumstances they can be used in conjunction with base salary to attract, motivate and retain qualified management and personnel in a competitive environment.
     Retirement Benefits. Retirement benefits to Alon’s senior management, including Alon’s named executive officers, are currently provided through Alon’s 401(k) Plan and the Alon USA GP, LLC Pension Plan, which are available to most Alon employees, and the Benefits Restoration Plan, which provides additional pension benefits to Alon’s highly compensated employees. The Alon USA GP, LLC Pension Plan and Benefits Restoration Plan are discussed more fully below in the “2008 Pension Benefits” table included in this Proxy Statement.

Employment Agreements
     As discussed more fully below in “Employment Agreements and Change of Control Arrangements,” Alon has entered into employment agreements with Messrs. Morris, Even, Dean, Israel, and Oster. Alon’s decision to enter into employment agreements and the terms of those agreements were based on the facts and circumstances at the time and an analysis of competitive market practices.
Methodology of Establishing Compensation Packages
     The Compensation Committee does not adhere to any specified formula for determining the apportionment of executive compensation between cash and non-cash awards. The Compensation Committee attempts to design each compensation package to provide incentive to achieve Alon’s performance objectives, appropriately compensate individuals for their experience and contributions and secure the retention of qualified employees. This is accomplished through a combination of the compensation program elements and, in certain instances, through specific incentives not generally available to all Alon employees.
Chief Executive Officer Compensation
     The annual compensation of Alon’s Chief Executive Officer, Jeff D. Morris, is determined by Mr. Wiessman in consultation with the Board based on the compensation principles and programs described above. In establishing Mr. Morris’ annual compensation, Mr. Morris’ stock ownership and the dividends he receives as a result of such ownership and eligibility to earn additional equity in Alon Assets and Alon Operating, two subsidiaries of Alon, are taken into account. These awards were granted to Mr. Morris in August 2000 in consideration of his role in the formation of Alon and are described in footnote 2 to the “Security Ownership of Certain Beneficial Holders and Management” table included in this Proxy Statement.
     All cash compensation paid to Mr. Morris in 2008 is reflected in the Summary Compensation Table set forth in this Proxy Statement. Mr. Morris did not receive grants or other awards under Alon’s 2005 Incentive Compensation Plan in 2008.
Stock Ownership Policy
     Alon does not require its directors or executive officers to own shares of Alon stock.
Section 162(m)
     Under Section 162(m) of the Code, compensation paid to the Chief Executive Officer or any of the other four most highly compensated individuals in excess of $1,000,000 may not be deducted by Alon in determining its taxable income. This deduction limitation does not apply to certain “performance based” compensation. The Board does not currently intend to award levels of non-performance based compensation that would exceed $1,000,000; however, it may do so in the future if it determines that such compensation is in the best interest of Alon and its stockholders.

Summary Compensation Table
     The following table provides a summary of the compensation awarded to, earned by or paid to Messrs. Morris and Even, Alon’s principal executive officer (PEO) and principal financial officer (PFO), and Messrs. Dean, Israel and Oster, Alon’s three other most highly compensated executive officers. Alon refers to these individuals as its named executive officers.
SUMMARY COMPENSATION TABLE

								Change in
								Pension Value
								and
								Nonqualified
							Non-Equity	Deferred
				Stock		Option	Incentive Plan	Compensation	All Other
		Salary	Bonus	Awards		Awards	Compensation	Earnings	Compensation		Total
Name and Principal Position	Year	($)	($)	($)		($) (1)	($) (2)	($) (3)	($)		($)
Jeff D. Morris	2008	$307,233	—	—		$30,858	—	$669,950	$341,923	(4)	$1,349,964
President and Chief	2007	289,675	—	—		150,710	—	354,176	253,656		1,048,217
Executive Officer (PEO)	2006	289,675	—	—		230,780	$262,301	491,784	71,320		1,345,860
Shai Even	2008	246,190	$240,000	$39,871	(5)	100,460	—	32,227	22,682	(6)	681,430
Senior Vice President and	2007	227,942	—	140,002		81,569	47,220	23,493	33,245		553,471
Chief Financial Officer (PFO)	2006	210,081	175,068	106,281		—	125,361	18,713	33,387		668,891
Harlin R. Dean	2008	310,506	—	54,946	(7)	100,460	474,500	72,043	29,586	(8)	1,042,041
Senior Vice President-Legal,	2007	303,923	—	192,937		81,569	146,887	53,183	44,998		823,497
General Counsel and Secretary	2006	282,935	170,252	146,505		—	805,730	59,006	44,998		1,509,426
Joseph Israel	2008	231,198	180,000	40,176	(9)	100,460	—	44,670	23,177	(10)	619,681
Chief Operating Officer	2007	211,896	10,000	162,026		81,569	43,878	19,104	33,923		562,396
	2006	192,465	242,195	131,293		—	115,119	30,617	33,971		745,660
Michael Oster	2008	215,381	150,000	19,914	(11)	30,138	—	29,021	11,095	(12)	455,549
Senior Vice President of Mergers and Acquisitions

(1)	This column reflects the value of the awards based on the compensation cost of the award recognized during Alon’s 2006, 2007 and 2008 fiscal years determined in accordance with Financial Accounting Standards Board No. 123 (revised 2004), Shares-Based Payment, which we refer to as SFAS No. 123R. With respect to Mr. Morris, the compensation cost of the option awards is based on the intrinsic value of the shares of Alon Assets and Alon Operating subject to the options which we determined through an analysis of the two companies’ respective cash flows. See also Note 20 to Alon’s 2008 audited financial statements contained in Alon’s annual report on Form 10-K. Pursuant to the Option Plans, Mr. Morris holds 1,750.2 unexercised options to purchase shares of Alon Assets and 657.3 unexercised options to purchase shares of Alon Operating, none of which are currently vested and exercisable.

Pursuant to the Alon USA Energy, Inc. 2005 Incentive Compensation Plan, on March 7, 2007 the Company made grants of (a) 33,333 Stock Appreciation Rights (SARs) to each of Messrs. Even, Dean and Israel and (b) 10,000 SARs to Mr. Oster. The SARs granted on March 7, 2007 vest as follows: 50% on March 7, 2009, 25% on March 7, 2010 and 25% on March 7, 2011 and are exercisable during the 365-day period following the date of vesting. When exercised, SARs are convertible into shares of Alon common stock, the number of which will be determined at the time of exercise by calculating the difference between the closing price of Alon common stock on the exercise date and the grant price of the SARs ($28.46 per share) (the “Spread”), multiplying the Spread by the number of SARs being exercised and then dividing the product by the closing price of Alon common stock on the exercise date. The compensation cost associated with the SARs grants and recognized by the Company under FAS 123R in (a) 2007 was $81,569 for each of Messrs. Even, Dean and Israel and (b) 2008 was $100,460 for each of Messrs. Even, Dean and Israel and $30,138 for Mr. Oster.

(2)	The amounts shown under Non-Equity Incentive Plan Compensation reflect earnings by the named executive officers under Alon’s Non-Equity Incentive Plans for the fiscal year in which such amounts are earned, regardless of when paid. Bonuses under Alon’s Annual 10% Bonus Plan and Alon’s Annual Incentive Cash Bonus Plan were paid for performance in 2006 during the second fiscal quarter of 2007. Bonuses under Alon’s Bonus Plans were paid for performance in 2007 during the first quarter of 2008 and are expected to continue to be paid during the first quarter of the fiscal year following the end of the fiscal year in which they are earned. The amount of bonuses to be paid under Alon’s Bonus Plans to the named executive officers as a result of Alon’s performance in 2008, if any, cannot presently be determined. It is estimated that such determination will be made in the first quarter of 2009, at which time the bonus amounts, if any, will be disclosed by Alon in a Current Report on Form 8-K. With respect to Mr. Dean, incentive transaction bonuses as a result of the consummation of certain business transactions under the Amended and Restated Management Employment Agreement, dated August 9, 2006, as amended to date, between Mr. Dean and Alon USA GP, LLC are generally paid in the same fiscal year in which they are earned. As described above, in May 2007 Alon replaced the Annual 10% Bonus Plan and Annual Incentive Cash Bonus Plan with the Bonus Plans. The following table reflects the Non-Equity Incentive Plan Compensation earned by the named executive officers in 2006, 2007 and 2008 under each of the above-described plans.

						Total Non-
			Annual			Equity Incentive
		Annual 10%	Incentive Cash		Employment	Plan
	Year Earned	Bonus Plan	Bonus Plan	Bonus Plans	Agreement	Compensation
Jeff D. Morris	2008	—	—	—	—	—
	2007	—	—	—	—	—
	2006	$8,691	$253,610	—	—	$262,301

Shai Even	2008	—	—	—	—	—
	2007	—	—	$47,220	—	47,220
	2006	6,302	119,059	—		125,361

Harlin R. Dean	2008	—	—	—	$474,500	474,500
	2007	—	—	96,887	50,000	146,887
	2006	8,488	246,837	—	550,405	805,730

Joseph Israel	2008	—	—	—	—	—
	2007	—	—	43,878	—	43,878
	2006	5,773	109,346	—	—	115,119

Michael Oster	2008	—	—	—	—	—

(3)	Reflects the aggregate change in actuarial present value of the named executive officer’s accumulated benefit under the Alon USA GP, LLC Pension Plan and Benefits Restoration Plan calculated by (a) assuming mortality according to RP-2000 Combined Mortality Table published by the Society of Actuaries and (b) applying a discount rate of 5.75% per annum to determine the actuarial present value of the accumulated benefit at December 31, 2006, applying a discount rate of 6.46% per annum to determine the actuarial present value of the accumulated benefit at December 31, 2007, and a discount rate of 6.07% per annum to determine the actuarial present value of the accumulated benefit at December 31, 2008.

(4)	Reflects an aggregate tax gross-up payments of $119,673 made in connection with the vesting and exercise of options to purchase shares of Alon Assets and Alon Operating under the Option Plans; and $222,250 of cash payments made on behalf of Mr. Morris under the Option Plans for reimbursement of the exercise price of options to purchase shares of Alon Assets and Alon Operating exercised during the 2008 fiscal year.

(5)	Reflects the value of the restricted stock awards based on the compensation cost of the award with respect to Alon’s 2006, 2007 and 2008 fiscal years determined in accordance with SFAS No. 123R. The compensation cost associated with the restricted stock awards is based on the intrinsic value for such shares which we determined by reference to the trading price of Alon common stock at the time such restricted shares of common stock were granted. See also Note 20 to Alon’s 2008 audited financial statements contained in Alon’s annual report on Form 10-K. Pursuant to the 2005 Incentive Compensation Plan, Mr. Even was awarded 11,369 restricted shares of common stock on November 7, 2005, which shares vested in equal installments on the first three anniversaries of the date of grant and of which all shares were vested as of December 31, 2008, 3,790 shares were unvested as of December 31, 2007 and 7,580 shares were unvested as of December 31, 2006.

(6)	Reflects a vehicle allowance of $1,213 and aggregate tax gross-up payment of $21,469 made to Mr. Even in connection with the vesting of shares of Alon common stock under the 2005 Incentive Compensation Plan in 2008.

(7)	Reflects the value of the restricted stock awards based on the compensation cost of the award with respect to Alon’s 2006, 2007 and 2008 fiscal years determined in accordance with SFAS No. 123R. The compensation cost associated with the restricted stock awards is based on the intrinsic value for such shares which we determined by reference to the trading price of Alon common stock at the time such restricted shares of common stock were granted. See also Note 20 to Alon’s 2008 audited financial statements contained in Alon’s annual report on Form 10-K. Pursuant to the 2005 Incentive Compensation Plan, Mr. Dean was awarded 15,669 restricted shares of common stock on November 7, 2005, which shares vested in equal installments on the first three anniversaries of the date of grant and of which all shares were vested as of December 31, 2008, 5,223 shares were unvested as of December 31, 2007 and 10,446 shares were unvested as of December 31, 2006.

(8)	Reflects aggregate tax gross-up payments of $29,586 made to Mr. Dean in connection with the vesting of shares of Alon common stock under the 2005 Incentive Compensation Plan in 2008.

(9)	Reflects the value of the restricted stock awards based on the compensation cost of the award with respect to Alon’s 2006, 2007 and 2008 fiscal years determined in accordance with SFAS No. 123R. The compensation cost associated with the restricted stock awards is based on the intrinsic value for such shares which we determined by reference to the trading price of Alon common stock at the time such restricted shares of common stock were granted. See also Note 20 to Alon’s 2008 audited financial statements contained in Alon’s annual report on Form 10-K. Pursuant to the 2005 Incentive Compensation Plan, Mr. Israel was awarded (a) 2,666 restricted shares of common stock on August 17, 2005, which shares vested in equal installments on the first three anniversaries of the date of grant and of which all shares were vested as of December 31, 2008, 893 shares were unvested as of December 31, 2007 and 1,786 shares were unvested as of December 31, 2006, and (b) 11,456 restricted shares of common stock on November 7, 2005, which shares vested in equal installments on the first three anniversaries of the date of grant and of which all shares were vested as of December 31, 2008, 3,838 were unvested as of December 31, 2007 and 7,676 shares were unvested as of December 31, 2006.

(10)	Reflects a vehicle allowance of $1,544 and aggregate tax gross-up payments of $21,633 made to Mr. Israel in connection with the vesting of shares of Alon common stock under the 2005 Incentive Compensation Plan in 2008.

(11)	Reflects the value of the restricted stock awards based on the compensation cost of the award with respect to Alon’s 2008 fiscal year determined in accordance with SFAS No. 123R. The compensation cost associated with the restricted stock awards is based on the intrinsic value for such shares which we determined by reference to the trading price of Alon common stock at the time such restricted shares of common stock were granted. See also Note 20 to Alon’s 2008 audited financial statements contained in Alon’s annual report on Form 10-K. Pursuant to the 2005 Incentive Compensation Plan, Mr. Oster was awarded 5,678 restricted shares of common stock on November 7, 2005, which shares vested in equal installments on the first three anniversaries of the date of grant and of which all shares were vested as of December 31, 2008, 1,893 shares were unvested as of December 31, 2007 and 3,786 shares were unvested as of December 31, 2006.

(12)	Reflects a vehicle allowance of $372 and aggregate tax gross-up payments of $10,723 made to Mr. Oster in connection with the vesting of shares of Alon common stock under the 2005 Incentive Compensation Plan in 2008.
Employment Agreements and Change of Control Arrangements
     Jeff D. Morris. Alon is party to an Executive Employment Agreement with Jeff Morris to serve through April 30, 2010, which automatically renews for one-year terms unless terminated by either party. Mr. Morris currently receives a base salary of $333,100 per year and is eligible for annual merit increases. Under his employment agreement, Mr. Morris is entitled to participate in Alon’s annual cash bonus plans, pension plan and benefits restoration plan and the Option Plans. Additionally, Alon is required to provide Mr. Morris with additional benefits to the extent such benefits are made available to other employees, including disability, hospitalization, medical and retiree health benefits and life insurance. Mr. Morris is subject to a covenant not to compete during the term of his employment and for nine months after the date of his termination. This agreement also prohibits Mr. Morris from disclosing Alon’s proprietary information received through his employment.
     In the event of a change in control of Alon Assets or Alon Operating in which the equity securities owned by Mr. Morris in Alon Assets or Alon Operating (whether actually or contingently owned) are included, which occurs either (i) prior to the earlier of July 31, 2010 or the date of vesting of Mr. Morris’ shares of common stock of Alon Assets and Alon Operating or (ii) after the termination of Mr. Morris’ employment by us without cause or by Mr. Morris for good reason, Mr. Morris is entitled to receive a cash bonus in the amount of 8% of the amount by which the aggregate implied equity value of Alon Assets and Alon Operating exceeds $20.0 million. The percentage due to Mr. Morris is subject to adjustment based on the number of shares of common stock owned by Mr. Morris that vest prior to any change of control transaction, and the implied equity value of Alon Assets or Alon Operating, as the case may be, is subject to a minimum estimated value based on the year in which the change of control occurs.
     Shai Even. Alon is a party to an Executive Employment Agreement with Shai Even to serve through August 1, 2006, which automatically renews for one-year terms unless terminated by either party. Mr. Even currently receives a base salary of $260,000 per year and is eligible for annual merit increases. Under his employment agreement, Mr. Even is entitled to participate in Alon’s annual cash bonus plans, pension plan and benefits restoration plan and the Option Plans. Additionally, Alon is required to provide Mr. Even with additional benefits to the extent such benefits are made available to other employees, including disability, hospitalization, medical and retiree health benefits and life insurance. Mr. Even is subject to a covenant not to compete during the term of his employment. In the event that Mr. Even is terminated without Cause (as defined in the agreement) or resigns for Good Reason (as defined in the agreement), he will be entitled to receive a severance payment equal to nine months’ base salary. This agreement also prohibits Mr. Even from disclosing Alon’s proprietary information received through his employment.
     Harlin R. Dean. Alon is party to a Management Employment Agreement with Harlin Dean to serve through April 30, 2010, which automatically renews for one-year terms unless terminated by either party. Mr. Dean currently receives a base salary of $313,100 per year and is eligible for annual merit increases. Under his employment agreement, Mr. Dean is entitled to participate in Alon’s annual cash bonus plans, pension plan and benefits restoration plan. Mr. Dean is also entitled to receive, upon the consummation of any merger, acquisition, disposition or financing transaction led by Mr. Dean, an incentive bonus under the Alon USA Energy, Inc. 2005 Incentive Compensation Plan. The amount of such bonus will be equal to one-tenth of one percent of the total consideration paid or received by the Company and its affiliates in such transaction; provided that such bonus or bonuses shall not be less than $50,000 in the aggregate in any fiscal year. Additionally, Alon is required to provide Mr. Dean with additional benefits to the extent such benefits are made available to other employees, including disability, hospitalization, medical and retiree health benefits and life insurance. Mr. Dean is subject to a covenant not to compete during the term of his employment. In the event that Mr. Dean is terminated without Cause (as defined in the agreement) or resigns for Good Reason (as defined in the agreement), he will be entitled to receive a severance payment equal to nine months’ base salary. This agreement also prohibits Mr. Dean from disclosing Alon’s proprietary information received through his employment.
     Joseph Israel. Alon is party to a Management Employment Agreement with Joseph Israel to serve through April 30, 2010, which automatically renews for one-year terms unless terminated by either party. Mr. Israel currently receives a base salary of $250,000 per year and is eligible for annual merit increases. Under his employment agreement, Mr. Israel is entitled to participate in Alon’s annual cash bonus plans, pension plan and benefits restoration plan. Additionally, Alon is required to provide Mr. Israel with additional benefits to the extent such benefits are made available to other employees, including disability, hospitalization, medical and retiree health benefits and life insurance. Mr. Israel is subject to a covenant not to compete during the term of his employment. In the event that Mr. Israel is terminated without Cause (as defined in the agreement) or resigns for Good Reason (as defined in the agreement), he will be entitled to receive a severance payment equal to nine months’ base salary. This agreement also prohibits Mr. Israel from disclosing Alon’s proprietary information received through his employment.
     Michael Oster. Alon is party to a Management Employment Agreement with Michael Oster to serve through January 1, 2006, which automatically renews for one-year terms unless terminated by either party. Mr. Oster currently receives a base salary of $225,000 per year and is eligible for annual merit increases. Under his employment agreement, Mr. Oster is entitled to participate in Alon’s annual cash bonus plans. Additionally, Alon is required to provide Mr. Oster with additional benefits to the extent such benefits are made available to other employees, including disability, hospitalization, medical and retiree health benefits and life insurance. Mr. Oster is subject to a covenant not to compete during the term of his employment. In the event that Mr. Oster is terminated without Cause (as defined in the agreement) or resigns for Good Reason (as defined in the agreement), he will be entitled to receive a severance payment equal to nine months’ base salary. This agreement also prohibits Mr. Oster from disclosing Alon’s proprietary information received through his employment.
     The following table sets forth the payments that each of the named executive officers could receive upon the occurrence of any of the events described below. The payments set forth in the table are based on the assumption that the event occurred on December 31, 2008, the last business day of 2008. The amounts shown in the table do not include payments and benefits, such as accrued salary, accrued vacation and insurance benefits, to the extent that they are provided on a non-discriminatory basis to salaried employees generally upon termination of employment.

				Acceleration of Equity-Based Awards
		Cash Severance		Restricted Stock	SARs	Total
Name	Event	($)		($)	($) (1)	($)

Jeff D. Morris	Death, Disability or Retirement	$2,647,377	(2)	—	—	$2,647,377
	Change of Control	(3)		—	—	—

Shai Even	Death, Disability or Retirement	—		—	$0	—
	Change of Control	195,000	(4)	—	0	195,000

Harlin R. Dean	Death, Disability	—		—	0	—
	or Retirement
	Change of Control	234,825	(5)	—	0	234,825

Joseph Israel	Death, Disability	—		—	0	—
	or Retirement
	Change of Control	187,500	(6)	—	0	187,500

Michael Oster	Death, Disability	—		—	0	—
	or Retirement
	Change of Control	168,750	(7)	—	0	168,750

(1)	Reflects the value of SARs granted pursuant to the Alon USA Energy, Inc. 2005 Incentive Compensation Plan assuming that all such SARs became vested and exercisable on December 31, 2008. SARs granted to named executive officers vest immediately upon the executive’s termination due to disability or death. The closing market price of Alon’s common stock on the NYSE on December 31, 2008 was $9.15, which was lower than the $28.46 exercise price for the SARs and, as a result, a value of $0 is reflected for the SARs.

(2)	As of December 31, 2008, Jeff D. Morris, Alon’s President and Chief Executive Officer, was eligible for early retirement under the Alon Pension Plan. If Mr. Morris were to elect early retirement under the Alon Pension Plan, he would be eligible to receive annual benefits in the amount of $291,220 or an annual benefit of $105,484 and a lump sum payment in the amount of $2,647,377.

(3)	In the event of a change in control of Alon Assets or Alon Operating in which the equity securities owned by Mr. Morris in Alon Assets or Alon Operating (whether actually or contingently owned) are included which occurs either (i) prior to the earlier of July 31, 2010 or the date of vesting of Mr. Morris’ shares of common stock of Alon Assets and Alon Operating or (ii) after the termination of Mr. Morris’ employment by us without cause or by Mr. Morris for good reason, Mr. Morris is entitled to receive a cash bonus in the amount of 8% of the amount by which the aggregate implied equity value of Alon Assets and Alon Operating exceeds $20.0 million. The percentage due to Mr. Morris is subject to adjustment based on the number of shares of common stock owned by Mr. Morris that vest prior to any change of control transaction, and the implied equity value of Alon Assets or Alon Operating, as the case may be, is subject to a minimum estimated value based on the year in which the change of control occurs.

(4)	Pursuant to his employment agreement, in the event that Mr. Even is terminated without Cause (as defined in the agreement), resigns for Good Reason (as defined in the agreement) or, if upon a change in control his employment agreement is not assumed by the acquiring person, he will be entitled to receive a severance payment equal to nine months’ base salary.

(5)	Pursuant to his employment agreement, in the event that Mr. Dean is terminated without Cause (as defined in the agreement), resigns for Good Reason (as defined in the agreement) or, if upon a change in control his employment agreement is not assumed by the acquiring person, he will be entitled to receive a severance payment equal to nine months’ base salary.

(6)	Pursuant to his employment agreement, in the event that Mr. Israel is terminated without Cause (as defined in the agreement), resigns for Good Reason (as defined in the agreement) or, if upon a change in control his employment agreement is not assumed by the acquiring person, he will be entitled to receive a severance payment equal to nine months’ base salary.

(7)	Pursuant to his employment agreement, in the event that Mr. Oster is terminated without Cause (as defined in the agreement), resigns for Good Reason (as defined in the agreement) or, if upon a change in control his employment agreement is not assumed by the acquiring person, he will be entitled to receive a severance payment equal to nine months’ base salary.
Outstanding Equity Awards at Fiscal Year-End
     The following table provides a summary of equity awards to the named executive officers that were outstanding at the end of Alon’s last completed fiscal year, and includes, if applicable, any unexercised options, stock that has not vested and equity incentive plan awards.
OUTSTANDING EQUITY AWARDS AT DECEMBER 31, 2008

	Option Awards
	Number of	Number of
	Securities	Securities
	Underlying	Underlying
	Unexercised Options	Unexercised Options
	(#)	(#)	Option Exercise Price	Option Expiration
Name	Exercisable	Unexercisable (1)	($)	Date (2)

Jeff D. Morris	—	—	—	—
President and Chief Executive Officer (PEO) (3)

Shai Even	—	33,333	$28.46
Senior Vice President and Chief Financial Officer (PFO)

Harlin R. Dean	—	33,333	28.46
Senior Vice President-Legal, General Counsel and Secretary

Joseph Israel	—	33,333	28.46
Chief Operating Officer

Michael Oster	—	10,000	28.46
Senior Vice President of Mergers and Acquisitions

(1)	Reflects SARs granted pursuant to the Alon USA Energy, Inc. 2005 Incentive Compensation Plan to each of Messrs. Even, Dean, Israel and Oster on March 7, 2007, as more fully described in Note 1 to the Summary Compensation Table above. Of the 33,333 SARs granted to each of Messrs. Even, Dean and Israel on March 7, 2007, 16,667 will vest on March 7, 2009, and 8,333 will vest on each of March 7, 2010 and 2011. Of the 10,000 SARs granted to Mr. Oster on March 7, 2007, 5,000 will vest on March 7, 2009, and 2,500 will vest on each of March 7, 2010 and 2011.

(2)	SARs may be exercised during the 365-day period following the applicable date of vesting described in footnote 1 above.

(3)	Pursuant to the Alon Assets Option Plan, Mr. Morris holds 1,750.2 unexercised options to purchase shares of Alon Assets, none of which are currently vested and exercisable. These options have an exercise price of $100 per share and a ten-year term. Pursuant to the Alon Operating Option Plan, Mr. Morris holds 657.3 unexercised options to purchase shares of Alon Operating, none of which are currently vested and exercisable. These options have an exercise price of $100 per share and a ten-year term. The options granted under the Option Plans are not reflected in the above table. A determination as to the satisfaction of the conditions to the vesting of these options under the Option Plans cannot be made at this time.

Option Exercises and Stock Vested
     The following table provides a summary of each vesting of stock, including restricted stock, restricted stock units and similar instruments, during Alon’s last completed fiscal year for each of the named executive officers on an aggregated basis. During the fiscal year ended December 31, 2008, and except as described in note 1 to the table below, there were no exercises of stock options, SARs or similar instruments.
2008 OPTION EXERCISES AND STOCK VESTED

			Stock Awards
	Option Awards		Number of Shares
	Number of Shares	Value Realized on	Acquired	Value Realized on
	Acquired on Exercise	Exercise	on Vesting	Vesting
Name	(#)	($) (1)	(#) (2)	($)

Jeff D. Morris	—	$30,858	—	—
President and Chief Executive Officer (PEO)

Shai Even	—	—	3,790	$39,870	(3)
Senior Vice President and Chief Financial Officer (PFO)

Harlin R. Dean	—	—	5,223	54,946	(4)
Senior Vice President-Legal, General Counsel and Secretary

Joseph Israel	—	—	4,707	40,165	(5)
Chief Operating Officer

Michael Oster	—	—	1,893	19,914	(6)
Senior Vice President of Mergers and Acquisitions

(1)	Pursuant to the Option Plans, Mr. Morris exercised options to purchase 1,615.7 and 606.8 shares of Alon Assets and Alon Operating, respectively, during 2008. Each option to purchase a share of Alon Assets and Alon Operating has an exercise price of $100. Because there is no public market for these shares, the value provided in the table above reflects the compensation expense recognized by Alon during 2008 in respect of these options, as determined in accordance with SFAS No. 123R.

(2)	Reflects the number of shares of restricted common stock received by the named executive officers pursuant to awards granted under Alon’s 2005 Incentive Compensation Plan vesting during the fiscal year ended December 31, 2008.

(3)	Reflects the aggregate market value of 3,790 shares of restricted common stock determined based on a per share price of $10.52, the reported closing price for Alon’s common stock on the NYSE on November 7, 2008, the date on which such shares of restricted common stock vested.

(4)	Reflects the aggregate market value of 5,223 shares of restricted common stock determined based on a per share price of $10.52, the reported closing price for Alon’s common stock on the NYSE on November 7, 2008, the date on which such shares of restricted common stock vested.

(5)	Reflects the aggregate market value of (a) 889 shares of restricted common stock determined based on a per share price of $9.35, the reported closing price for Alon’s common stock on the NYSE on August 18, 2008, the date on which such shares of restricted common stock vested, less the $12.00 per share purchase price paid by Mr. Israel on the date of grant and (b) 3,818 shares determined based on a per share price of $10.52, the reported closing price for Alon’s common stock on the NYSE on November 7, 2008, the date on which such shares of restricted common stock vested.

(6)	Reflects the aggregate market value of 1,893 shares of restricted common stock determined based on a per share price of $10.52, the reported closing price for Alon’s common stock on the NYSE on November 7, 2008, the date on which such shares of restricted common stock vested.

Pension Benefits
     The following table provides a summary of each plan that provides for payments or other benefits at, following, or in connection with retirement, for each of the named executive officers as of December 31, 2008.
2008 PENSION BENEFITS

			Present
		Number of Years	Value of	Payments During
		Credited Service	Accumulated Benefit	Last Fiscal Year
Name	Plan Name	(#)	($)	($)

Jeff D. Morris	Alon USA GP, LLC	34.7	$1,227,175	$0
President and Chief	Pension Plan
Executive Officer (PEO)	Benefits Restoration Plan	34.7	2,198,394	0

Shai Even	Alon USA GP, LLC	5.4	66,375	0
Senior Vice President	Pension Plan
and Chief Financial Officer (PFO)	Benefits Restoration Plan	5.4	24,542	0

Harlin R. Dean	Alon USA GP, LLC	6.3	86,604	0
Senior Vice President-Legal,	Pension Plan
General Counsel and Secretary	Benefits Restoration Plan	6.3	146,234	0

Joseph Israel	Alon USA GP, LLC	8.3	90,627	0
Chief Operating Officer	Pension Plan
	Benefits Restoration Plan	8.3	42,611	0

Michael Oster	Alon USA GP, LLC	5.9	60,701	0
Senior Vice President	Pension Plan
of Mergers and Acquisitions	Benefits Restoration Plan	5.9	17,325	0

     Employees who participate in the Alon USA GP, LLC Pension Plan, referred to as the Alon Pension Plan, make no contributions to the pension plan. A participating employee becomes vested in the Alon Pension Plan once that employee has completed five full years of employment, assuming a minimum of 1,000 hours of service per year. After becoming vested, a participating employee has a non-forfeitable right to his vested retirement benefit. A participant’s compensation for purposes of determining benefits under the Alon Pension Plan includes salary, bonus and overtime pay. The bonus amount does not include bonuses paid to Alon’s executives in connection with the Option Plans of Alon Assets or Alon Operating. The normal retirement age under the Alon Pension Plan is 65.
     Alon also provides additional pension benefits to Alon’s highly compensated employees through Alon’s Benefits Restoration Plan. If an employee is a participant in the Alon Pension Plan and is subject to the limitation on compensation pursuant to Section 401(a)(17) or 415 of the Code, then the employee can participate in the benefits restoration plan and is eligible for a benefit equal to the benefit that would be payable under the Alon Pension Plan but for the limitations on compensation less the benefit actually payable under the Alon Pension Plan. The Benefits Restoration Plan is unfunded and vests on the same schedule as the Alon Pension Plan.
     For purposes of the Alon Pension Plan, Mr. Morris was credited with additional years of service based on his employment history with Atofina Petrochemicals, Inc., or Fina. Fina was the prior owner and operator of the refinery located in Big Spring, Texas which was acquired by Alon in 2000.

     The following table provides the estimated annual benefits payable to eligible employees upon retirement under the Alon Pension Plan, based on the eligible employee’s average annual compensation level at retirement and credited years of service. The average annual compensation level is based on averaging the highest 36 months of pay out of the 10 years prior to the employee leaving Alon.

	Pension Plan Table (1) (2)
	Years of Service
Compensation Level	15	20	25	30	35
$125,000	$30,938	$41,250	$51,563	$61,875	$72,188
150,000	37,125	49,500	61,875	74,250	86,625
175,000	43,313	57,750	72,188	86,625	101,063
200,000	49,500	66,000	82,500	99,000	115,500
225,000	55,688	74,250	92,813	111,375	129,938
250,000	61,875	82,500	103,125	123,750	144,375
300,000	74,250	99,000	123,750	148,500	173,250
400,000	99,000	132,000	165,000	198,000	231,000
450,000	111,375	148,500	185,625	222,750	259,875
500,000	123,750	165,000	206,250	247,500	288,750

(1)	Pension plan benefits are computed on a straight-line annuity basis.

(2)	The benefits listed in the pension plan table above are subject to a deduction for Social Security benefits.
     The compensation covered by the Alon Pension Plan and the credited years of service with respect to Messrs. Morris, Even, Dean, Israel and Oster as of December 31, 2008 are set forth in the table below, assuming retirement at the normal retirement age under the Alon Pension Plan.

	Compensation Covered	Credited Years
Name	by the Pension Plan	of Service
Jeff D. Morris	$585,757	34.7
Shai Even	299,413	5.4
Harlin R. Dean	566,753	6.3
Joseph Israel	319,579	8.3
Michael Oster	282,392	5.9
     As of December 31, 2007, Jeff D. Morris, Alon’s President and Chief Executive Officer, was eligible for early retirement under the Alon Pension Plan. If Mr. Morris were to elect early retirement under the Alon Pension Plan, he would be eligible to receive annual benefits in the amount of $291,220 or an annual benefit of $105,484 and a lump sum payment in the amount of $2,647,377. These benefit amounts are calculated based on an assumed average annual compensation level of $585,757.
Compensation of Directors
     Non-employee directors receive an annual fee of $50,000 and receive an additional fee of $1,500 per meeting attended. Mr. Segal, the chairperson of the Audit Committee also receives an additional annual fee of $10,000, and each member of the Audit Committee receives an additional fee of $1,500 per Audit Committee meeting attended. In addition, each independent director and each other non-employee director who is not affiliated with Alon Israel receives $25,000 per year in restricted stock which vests in three equal installments on each of the first, second and third anniversaries of the grant date.
     Mr. Wiessman’s position as Executive Chairman of the Board of Alon is an executive officer position. Alon entered into an agreement with Mr. Wiessman, effective January 1, 2005, pursuant to which he will serve as Alon’s Executive Chairman of the Board through December 31, 2009. Pursuant to this agreement, Alon will pay Mr. Wiessman, through a company owned by him, a fee of $24,000 per month, and Mr. Wiessman will be entitled to participate in Alon’s employee bonus plan at the same level as its Chief Executive Officer. Mr. Wiessman did not receive a cash bonus in 2008. Mr. Wiessman will be entitled to a 5% fee increase at the end of each of the second, third and fourth year of the agreement. Alon will also pay the maintenance and utility costs associated with Mr. Wiessman’s Dallas, Texas residence, will provide medical insurance benefits to Mr. Wiessman and will reimburse Mr. Wiessman for airfare incurred to transport his family members between Israel and the United States (up to a maximum of eight tickets per year). Alon may terminate this agreement on six months notice and Mr. Wiessman will be entitled to receive his full compensation and benefits during the notice period. Upon termination of this agreement following the notice period, Alon will be required to pay Mr. Wiessman a fee equal to the product of (1) 200% of his monthly fee multiplied by (2) the number of years of Mr. Wiessman’s service with Alon since August 2000. Alon will also be required to pay Mr. Wiessman 12 months of severance. Mr. Wiessman receives no additional compensation for his services as a director of Alon.
     Mr. Morris, Alon’s President and Chief Executive Officer, does not receive any compensation in respect of his service as a director of the Company. Mr. Morris’ compensation is described in the Summary Compensation Table above.
     The following table provides a summary of the compensation awarded to, earned by or paid to the directors of Alon, other than Messrs. Wiessman and Morris, during the last completed fiscal year.
2008 DIRECTOR COMPENSATION

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($) (1)		Total ($)
Itzhak Bader	$59,300	—		$59,300
Boaz Biran	54,800	—		54,800
Ron Fainaro	54,800	—		54,800
Avinadav Grinshpon	—	—		—
Ron W. Haddock	66,500	$34,850	(2)(5)	101,350
Yeshayahu Pery	59,300	—		59,300
Zalman Segal	79,500	24,619	(3)(5)	104,119
Avraham Shochat	61,700	24,196	(4)(5)	85,896

(1)	This column reflects the value of the awards based on the compensation cost of the independent director restricted stock award with respect to Alon’s 2008 fiscal year computed in accordance with SFAS No. 123R. The compensation cost associated with the restricted stock awards is based on the intrinsic value for such shares which we determined by reference to the trading price of Alon common stock at the time such restricted shares of common stock were granted. See also Note 20 to Alon’s 2008 audited financial statements contained in Alon’s annual report on Form 10-K.

(2)	Pursuant to the 2005 Incentive Compensation Plan, Mr. Haddock was awarded (a) 1,859 restricted shares of common stock on May 2, 2008, which shares vest in equal installments on the first three anniversaries of the date of grant and of which all 1,859 shares are unvested as of December 31, 2008, (b) 667 restricted shares of common stock on May 8, 2007, which shares vest in equal installments on the first three anniversaries of the date of grant and of which 445 shares are unvested as of December 31, 2008, and (c) 751 restricted shares of common stock awarded on May 9, 2006, which shares vest in equal installments on the first three anniversaries of the date of grant and of which 251 shares are unvested as of December 31, 2008, (d) 1,387 restricted shares of common stock awarded on August 2, 2005, which shares vested in equal installments on the first three anniversaries of the date of grant and of which all 1,387 shares are vested as of December 31, 2008 and (e) 12,500 restricted shares of common stock that were awarded on November 7, 2005 at a purchase price of $12.00 per share, which shares vested in equal installments on the first three anniversaries of the date of grant and of which all 12,500 shares are vested as of December 31, 2008.

(3)	Pursuant to the 2005 Incentive Compensation Plan, Mr. Segal was awarded (a) 1,859 restricted shares of common stock on May 2, 2008, which shares vest in equal installments on the first three anniversaries of the date of grant and of which all 1,859 shares are unvested as of December 31, 2008, (b) 667 restricted shares of common stock on May 8, 2007, which shares vest in equal installments on the first three anniversaries of the date of grant and of which 445 shares are unvested as of December 31, 2008, and (c) 751 restricted shares of common stock awarded on May 9, 2006, which shares vest in equal installments on the first three anniversaries of the date of grant and of which 251 shares are unvested as of December 31, 2008, and (2) 1,387 restricted shares of common stock awarded on August 2, 2005, which shares vested in equal installments on the first three anniversaries of the date of grant and of which all 1,387 shares are vested as of December 31, 2008.

(4)	Pursuant to the 2005 Incentive Compensation Plan, Mr. Shochat was awarded (a) 1,859 restricted shares of common stock on May 2, 2008, which shares vest in equal installments on the first three anniversaries of the date of grant and of which all 1,859 shares are unvested as of December 31, 2008, (b) 667 restricted shares of common stock on May 8, 2007, which shares vest in equal installments on the first three anniversaries of the date of grant and of which 445 shares are unvested as of December 31, 2008 and (c) 751 restricted shares of common stock awarded on May 9, 2006, which shares vest in equal installments on the first three anniversaries of the date of grant and of which 251 shares are unvested as of December 31, 2008.

(5)	The grant date fair value of the restricted shares of common stock granted to each of Messrs. Haddock, Segal and Shochat in 2008 was $25,000 for each director.
Compensation Committee Interlocks and Insider Participation
     Alon established a compensation committee in 2005 consisting of Jeff D. Morris, Alon’s President and Chief Executive Officer since May 2005, and David Wiessman, Alon’s Executive Chairman of the Board since July 2000. Mr. Morris was President and Chief Executive Officer of Alon’s subsidiary Alon USA, Inc. since its inception in August 2002 and of Alon’s other operating subsidiaries since July 2000. Mr. Wiessman was Alon’s President and Chief Executive Officer since its formation in 2000 until May 2005.
     Compensation for Alon’s executive officers other than Messrs. Wiessman and Morris is determined by Messrs. Wiessman and Morris, with Mr. Morris’ compensation being determined by Mr. Wiessman in consultation with the Board. Mr. Wiessman’s compensation is determined by the Board, excluding Mr. Wiessman. See “Certain Relationships and Related Transactions” for information regarding relationships and transactions involving Alon in which Messrs. Wiessman and Morris had interests.
     None of Alon’s executive officers serves as a member of the board of directors or compensation committee of any entity that has one or more of its executive officers serving as a member of the Board.
EQUITY COMPENSATION PLAN INFORMATION
     As of December 31, 2008, the 2005 Incentive Compensation Plan was the only compensation plan under which securities of the Company were authorized for issuance. The table below provides information as of December 31, 2008.

Number of shares of
common stock remaining
	Number of shares of		available for future
	common stock to be issued	Weighted-average exercise	issuance under equity
	upon exercise of	price of outstanding	compensation plans
	outstanding options,	options, warrants and	(excluding securities
Plan Category	warrants and rights (1)	rights	reflected in column (a))
	(a)	(b)	(c)
Equity compensation plans approved by stockholders	—	n/a	2,117,099
Equity compensation plans not approved by stockholders	—	—	—
Total	—	n/a	2,117,099

(1)	As described in Note 1 to the Summary Compensation Table, SARs granted to employees are convertible into shares of Alon common stock, the number of which will be determined at the time of exercise and based in part on the difference between the grant price and the price of Alon common stock at the time of exercise. Based on the closing price of Alon’s common stock on December 31, 2008, no shares would have been issuable in respect of the SARs assuming that all such SARs had been exercisable and as a result, no shares are reflected in this column in respect of the SARs. The table above also does not reflect 2,794 and 1,049 shares of Alon Assets and Alon Operating, respectively, that are issuable upon the exercise of options granted under the Option Plans, each of which has an exercise price of $100 per share.
COMPENSATION COMMITTEE REPORT
     The Compensation Committee is responsible for establishing and administering Alon’s policies, programs and procedures for determining compensation for its executive officers and Board members. The Compensation Committee has reviewed and discussed with management the contents of the Compensation Discussion and Analysis. Based on this review and discussion, all of the members of the Compensation Committee, whose names are listed below, have recommended to the Board that the Compensation Discussion and Analysis be included in Alon’s annual report on Form 10-K for the year ended December 31, 2008 or proxy statement on Schedule 14A for filing with the SEC.

     The foregoing report was submitted by the Compensation Committee and shall not be deemed to be “soliciting material” or to be “filed” with the SEC or subject to Regulation 14A promulgated by the SEC or Section 18 of the Exchange Act.
Members of the Compensation Committee
David Wiessman                    Jeff D. Morris
AUDIT COMMITTEE REPORT
     Management is responsible for Alon’s system of internal controls and the overall financial reporting process. Alon’s independent registered public accounting firm is responsible for performing an independent audit of Alon’s consolidated financial statements in accordance with the standards of the Public Company Accounting Oversight Board (United States), and to issue a report thereon. The Audit Committee is responsible for overseeing management’s conduct of the financial reporting process and systems of internal accounting and financial controls.
     The Audit Committee reviewed and discussed with both management and Alon’s independent registered public accounting firm all annual and quarterly financial statements for the fiscal year ended December 31, 2008 prior to their issuance. During 2008, management advised the Audit Committee that each set of financial statements reviewed had been prepared in accordance with U.S. generally accepted accounting principles, and reviewed significant accounting and disclosure issues with the Audit Committee. These reviews included discussion with the independent registered public accounting firm of matters required to be discussed pursuant to Statement on Auditing Standards No.114 (The Auditor’s Communications with Those Charged with Governance), the successor to Statement on Auditing Standards No. 61 (Communication with Audit Committees), including the quality of Alon’s accounting principles, the reasonableness of significant judgments and the clarity of disclosures in the financial statements. The Audit Committee received the written disclosures and letter from KPMG required by applicable requirements of the Public Company Accounting Oversight Board regarding KPMG’s communications with the Audit Committee concerning independence and also discussed with KPMG LLP matters relating to its independence, including a review of audit and non-audit fees and the written disclosures and letter from KPMG LLP to the Audit Committee pursuant to Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees). Additionally, the Audit Committee reviewed key initiatives and programs aimed at strengthening the effectiveness of Alon’s internal and disclosure control structure, including its internal control over financial reporting.
     Taking all of these reviews and discussions into account, all of the Audit Committee members, whose names are listed below, recommended to the Board that it approve the inclusion of Alon’s audited financial statements in Alon’s annual report on Form 10-K for the year ended December 31, 2008, for filing with the SEC.
     The foregoing report was submitted by the Audit Committee and shall not be deemed to be “soliciting material” or to be “filed” with the SEC or subject to Regulation 14A promulgated by the SEC or Section 18 of the Exchange Act.
Members of the Audit Committee
Ron W. Haddock                Zalman Segal                Avraham Shochat

INDEPENDENT PUBLIC ACCOUNTANTS
     Audit Fees. The aggregate fees billed by KPMG LLP (“KPMG”) for professional services rendered for the audit of Alon’s annual financial statements, the review of the financial statements included in Alon’s annual reports on Form 10-K and quarterly reports on Form 10-Q were $1,500,000 for the year ended December 31, 2008 and $1,350,000 for the year ended December 31, 2007.
     Audit-Related Fees. The aggregate fees billed by KPMG for assurance and related services related to the performance of audits or review of Alon’s financial statements and not described above under “Audit Fees” were $153,200 for 2008, primarily related to the audit of entities that Alon has acquired, and $0 for 2007.
     Tax Fees. No fees were billed by KPMG for professional services rendered for tax compliance, tax advice and tax planning in 2008 and 2007.
     All Other Fees. No fees were billed by KPMG for products and services not described above in 2008 and 2007.
     Pre-Approval Policies and Procedures. In general, all engagements of Alon’s outside auditors, whether for auditing or non-auditing services, must be pre-approved by the Audit Committee. During 2008, all of the services performed for Alon by KPMG were pre-approved by the Audit Committee. The Audit Committee has considered the compatibility of non-audit services with KPMG’s independence.
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
Review, Approval or Ratification of Transactions with Related Persons
     Alon’s corporate governance guidelines, which were adopted by the Board on July 7, 2005, require that the Board exercise appropriate oversight with respect to all related-party transactions. The Board has not adopted specific policies or procedures for review or approval of related-party transactions. The Board believes that the following transactions and relationships during 2008 were reasonable and in the best interest of Alon.
Transactions with Management and Others
     Transactions with Alon Israel
     As of March 1, 2009, Alon Israel was the beneficial owner of approximately 77.8% of Alon’s outstanding common stock. Certain of our directors, including Messrs. Wiessman and Biran, have beneficial ownership interests in Alon Israel as described in footnote 6 to the “Security Ownership of Certain Beneficial Holders and Management” table in this Proxy Statement.
     Alon Louisiana Preferred Stock Purchase Agreement. On July 3, 2008, pursuant to the terms of a Series A Preferred Stock Purchase Agreement (the “Stock Purchase Agreement”), dated as of July 3, 2008, entered into by and between Alon Refining Louisiana, Inc. (“Alon Louisiana”), a subsidiary of the Company, and Alon Israel, Alon Louisiana issued to Alon Israel 80,000 shares of non-voting Series A Preferred Stock, par value $1,000.00 per share (the “Original Preferred Shares”), for an aggregate purchase price of $80.0 million. On July 3, 2008, we completed the acquisition of all of the capital stock of the refining business located in Krotz Springs, Louisiana, from Valero Energy Corporation, through a subsidiary of Alon Louisiana, Alon Refining Krotz Springs, Inc. (“Krotz Springs”). The purchase price was $333.0 million in cash plus approximately $141.5 million for working capital, including inventories. The cash portion of the purchase price and working capital payment were funded in part by proceeds from the sale of the Original Preferred Shares to Alon Israel.
     Pursuant to the terms of the Stock Purchase Agreement, Alon Israel caused letters of credit in the amount of $55.0 million (the “Original L/Cs”) to be issued for the benefit of Bank of America, N.A. in order to support the borrowing base of Krotz Springs under the Loan and Security Agreement by and among Alon Louisiana, Krotz Springs, Bank of America, N.A. and the banks and financial institutions listed on the signature page thereof as “Lenders.”
     Stockholders Agreement. In connection with the Stock Purchase Agreement, the Company, Alon Louisiana, Alon Israel and Alon Louisiana Holdings, Inc. (“Alon Louisiana Holdings”), a subsidiary of the Company and the holder of all of the outstanding shares of common stock of Alon Louisiana, entered into a Stockholders Agreement (the “Original Stockholders Agreement”), dated as of July 3, 2008. On March 31, 2009, the Company, Alon Louisiana, Alon Israel and Alon Louisiana

Holdings entered into an Amended and Restated Stockholders Agreement (the “Stockholders Agreement”), which amended and restated the terms of the Original Stockholders Agreement.
     Pursuant to the Stockholders Agreement, Alon Israel agreed to cause letters of credit to be issued in favor of Krotz Springs in an aggregate amount up to $25.0 million (the “Additional L/Cs” and, together with the Original L/Cs, the “L/Cs”) and Alon Israel was granted an option (the “L/C Option”), exercisable at any time the L/Cs are outstanding (but subject to the terms of the credit facilities and other binding obligations of Alon Louisiana), to withdraw the L/Cs and acquire shares of Series A Preferred Stock, par value $1,000.00 per share, of Alon Louisiana in an amount equal to such withdrawn L/Cs (the “L/C Preferred Shares,” and, together with the Original Preferred Shares, the “Preferred Shares”).
     Alon Louisiana Holdings or the Company (subject to the terms of their respective existing credit facilities and other binding obligations) shall pay Alon Israel a fee in the amount of 2% per annum until December 31, 2009, 4% per annum until December 31, 2010, and 10.75% per annum thereafter of the Additional L/Cs outstanding (subject to adjustment as set forth in the Stockholders Agreement) in consideration for causing the issuance of the Additional L/Cs. We have agreed to use our best efforts and to cause our affiliates to use their respective best efforts (subject to the terms of the respective existing credit facilities and other binding obligations) to (i) replace the L/Cs with our own resources or by obtaining funds or other support through commercially reasonable arrangements with third party financing sources or (ii) otherwise secure the release of the letters of credit support requirements. The Stockholders Agreement provides that, in the event a beneficiary of an L/C draws upon any L/C, Alon Louisiana Holdings shall issue and deliver to Alon Israel a promissory note in a principal amount equal to the amount of such draw and bearing interest at a rate of 10.75% per annum. Subject to approval of Proposal 3 described below by a majority of the Company’s stockholders, the promissory note will contain an option on the part of the Company, to issue shares of the Company’s common stock in satisfaction of the payment obligations thereunder on the first day the Company’s securities trading window opens after the issuance of the promissory note. Additional terms of the Stockholders Agreement are described below under “Proposal 3 — Description of Material Terms of the Stockholders Agreement.”
     Registration Rights Agreement. Pursuant to the terms of a Registration Rights Agreement with Alon Israel, Alon has provided Alon Israel with registration rights, including demand registration rights and “piggy-back” registration rights, with respect to Alon common stock owned by Alon Israel. Alon’s obligations are subject to limitations relating to a minimum amount of common stock required for registration, the timing of registration and other similar matters. Alon is obligated to pay all expenses incidental to such registration, excluding underwriters’ discounts and commissions and certain legal fees and expenses.
     SCS Beverage
     On February 29, 2004, Alon sold 17 licenses for the sale of alcoholic beverages at 17 stores in New Mexico to SCS Beverage, Inc., a corporation treated as a pass-through entity that is wholly owned by Jeff D. Morris, Alon’s President and Chief Executive Officer. Under rules and regulations of the New Mexico Alcohol and Gaming Division, a holder of a license to sell alcoholic beverages in New Mexico must provide substantial documentation in the application for and annual renewal of the license, including detailed questionnaires and fingerprints of the officers and directors of each entity beneficially owning 10% or more of the holder of the license. Alon engaged in this transaction to expedite the process of renewing the licenses by limiting the required disclosures to one individual stockholder. The purchase price paid by SCS Beverage consisted of approximately $2.6 million for the 17 licenses and approximately $0.2 million for the inventory of alcoholic beverages on the closing date. The purchase price was paid by SCS Beverage issuing to Alon a demand promissory note in the amount of $2.8 million. The demand note is payable solely by transferring the licenses and inventory existing at the time of payment back to Alon. The demand note is secured by a pledge of the licenses and the inventory and a pledge of 100% of the stock of SCS Beverage. Pursuant to the purchase and sale agreement, SCS Beverage granted Alon an option to re-acquire the licenses at any time at a purchase price equal to the same purchase price paid by SCS Beverage to acquire the licenses.
     As the holder of the New Mexico licenses, SCS Beverage is the only party entitled to purchase alcoholic beverages to be sold at the locations covered by the licenses and to receive revenues from the sale of alcoholic beverages at those locations. Simultaneously with the transfer of the licenses, SCS Beverage entered into a premises lease with Alon to lease space at each of the locations covered by the licenses for the purpose of conducting the alcoholic beverages concessions. The total annual payments by SCS Beverage to Alon under this premises lease agreement are approximately $1.85 million, subject to adjustment by Alon based on the volume of sales of alcoholic beverages at the locations covered by the licenses. To date, the profits realized by SCS Beverage from the sale of alcoholic beverages at these locations have not exceeded lease payments by SCS Beverage to Alon and it anticipates that this will continue to be the case in the future. As a result, Mr. Morris has not received any economic benefit from the ownership of SCS Beverage, and Alon does not anticipate that Mr. Morris will derive any economic benefit from his ownership of SCS Beverage in the future.

Alon Assets and Alon Operating Dividends
     In connection with dividend payments by Alon to its stockholders in 2008, Messrs. Morris, Hart and Concienne were paid dividends on the shares held by them in Alon Operating. The total dividends paid to Messrs. Morris, Hart and Concienne in 2008 from Alon Operating were $281,750.67, $70,431.18 and $33,526.84, respectively. In 2008, no dividend payments were made by Alon Assets.
Alon Refining Louisiana, Inc. Dividends
     Alon Israel owns 80,000 Preferred Shares of Alon Louisiana. Dividends accrue on each share of such preferred stock at a rate of 10.75% per annum. No dividends were paid in respect of the Preferred Shares in 2008.

PROPOSAL 1.
ELECTION OF DIRECTORS
     The following nominees have been selected by the Board for submission to the stockholders: David Wiessman, Itzhak Bader, Boaz Biran, Ron Fainaro, Avinadav Grinshpon, Ron W. Haddock, Jeff D. Morris, Yeshayahu Pery, Zalman Segal, and Avraham Shochat, each to serve a one-year term expiring at the annual meeting in 2010.
     The Board believes that each director nominee will be able to stand for election. If any nominee becomes unable to stand for election, proxies in favor of that nominee will be voted in favor of the remaining nominees and in favor of any substitute nominee named by the Board. If you do not wish your shares voted for one or more of the nominees, you may so indicate when you vote.
Your Board Recommends a Vote “FOR” the Above Nominees.

PROPOSAL 2.
RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
     The Audit Committee has appointed KPMG LLP as the independent registered public accounting firm to audit the consolidated financial statements of Alon for the year ending December 31, 2009. The Board is asking stockholders to ratify this appointment. Although SEC regulations and the NYSE listing requirements require Alon’s independent registered public accounting firm to be engaged, retained and supervised by the Audit Committee, the Board considers the selection of an independent registered public accounting firm to be an important matter to stockholders and considers a proposal for stockholders to ratify such appointment to be an opportunity for stockholders to provide input to the Audit Committee and the Board on a key corporate governance issue. If the appointment of KPMG LLP is not ratified, the matter of the appointment of the independent registered public accounting firm will be considered by the Audit Committee.
     Representatives of KPMG LLP are expected to be present at the annual meeting and will be offered the opportunity to make a statement if they so desire. They will also be available to answer questions.
Your Board Recommends a Vote “FOR” Proposal 2.

PROPOSAL 3.
APPROVAL OF ISSUANCE OF ALON COMMON STOCK UPON (1) EXCHANGE OF
ALON LOUISIANA SERIES A PREFERRED STOCK AND (2) EXERCISE OF
PROMISSORY NOTE PAYMENT OPTION
General
     On July 3, 2008, the Company completed the acquisition from Valero Energy Corporation of all of the capital stock of Valero Refining Company-Louisiana, a corporation that owned Valero’s refining business and related assets located in Krotz Springs, Louisiana, through a newly-formed subsidiary, Alon Refining Krotz Springs, Inc. (“Krotz Springs”). The purchase price was $333.0 million in cash plus approximately $141.5 million for working capital, including inventories.
     The cash portion of the purchase price and working capital payment were funded in part by proceeds from the sale to Alon Israel Oil Company, Ltd., the majority stockholder of the Company (“Alon Israel”) of 80,000 shares of Series A Preferred Stock, par value $1,000.00 per share (the “Original Preferred Shares”), of Alon Refining Louisiana, Inc., a newly-formed subsidiary of the Company (“Alon Louisiana”), for an aggregate purchase price of $80.0 million. The sale of the Original Preferred Shares was completed pursuant to the Series A Preferred Stock Purchase Agreement (the “Stock Purchase Agreement”), dated as of July 3, 2008, by and between Alon Louisiana and Alon Israel. Pursuant to the terms of the Stock Purchase Agreement, Alon Israel was also required to cause letters of credit in the amount of $55.0 million (the “Original L/Cs”) to be issued for the benefit of Bank of America, N.A. in order to support the borrowing base of Krotz Springs, as described more fully below under “—Description of Material Terms of Stock Purchase Agreement.”

     In connection with the Stock Purchase Agreement, the Company, Alon Louisiana, Alon Israel and Alon Louisiana Holdings, Inc. (“Alon Louisiana Holdings”), a subsidiary of the Company and the holder of all of the outstanding shares of common stock of Alon Louisiana, entered into a Stockholders Agreement (the “Original Stockholders Agreement”), dated as of July 3, 2008. On March 31, 2009, the Company, Alon Louisiana, Alon Israel and Alon Louisiana Holdings entered into an Amended and Restated Stockholders Agreement (the “Stockholders Agreement”) pursuant to which Alon Israel agreed to cause additional letters of credit in an aggregate amount up to $25.0 million to be issued for the benefit of Krotz Springs (the “Additional L/Cs” and, together with the Original L/Cs, the “L/Cs”), and Alon Israel was granted an option (the “L/C Option”), exercisable at any time the L/Cs are outstanding (but subject to the terms of the credit facilities and other binding obligations of Alon Louisiana), to withdraw all or part of the L/Cs and acquire shares of Series A Preferred Stock of Alon Louisiana at their par value of $1,000.00 per share, in an amount equal to such withdrawn L/Cs (the “L/C Preferred Shares,” and, together with the Original Preferred Shares, the “Preferred Shares”).
     Under the terms of the Stockholders Agreement, (i) with respect to the Original Preferred Shares, during the 18-month period beginning on July 3, 2008, and (ii) with respect to the L/C Preferred Shares, during the period beginning on the date of issuance of any Preferred Shares in connection with the exercise of the L/C Option and ending on December 31, 2010, each of Alon Louisiana Holdings and the Company have the option to purchase from Alon Israel all or a portion of the then-outstanding Preferred Shares at a price per share equal to the par value plus accrued but unpaid dividends (the “Call Option”), subject to the prior release of all of the L/Cs and conditioned upon approval of the purchase by the Company’s Audit Committee.
     If the Call Option is not exercised by Alon Louisiana Holdings or the Company, the Preferred Shares are exchangeable for shares of Company common stock in accordance with the terms of the Stockholders Agreement. Specifically, subject to the prior approval of a majority of the Company’s common stockholders, (1) the Preferred Shares may be exchanged at the election of either the Company or Alon Israel, for shares of Company common stock upon a change of control of either Alon Louisiana or the Company; (2) in the event that the Call Option is not exercised, Alon Israel will have the option to exchange Preferred Shares it then holds for Company common stock during a 5-business day period beginning on the first day on which the Company’s securities trading window is open after each of January 3, 2010, July 1, 2010 and January 1, 2011; and (3) if not so exchanged, all of the Preferred Shares will be mandatorily exchanged for shares of Company common stock on July 3, 2011. The number of shares of Company common stock to be issued and delivered upon the exchange of Preferred Shares will be equal to the quotient obtained by dividing (i) the sum of (A) the aggregate par value of the Preferred Shares being exchanged by Alon Israel or its permitted transferees and (B) the aggregate dividends accrued but unpaid on the Preferred Shares, by (ii) the Preferred Exchange Value. The “Preferred Exchange Value” shall be equal to the greater of (i) the average of the daily closing sales price per share of the Company’s common stock on the NYSE for each trading day during the period commencing 90 days prior to the date of issuance, and ending on the date of issuance of the Original Preferred Shares or, in the case of L/C Preferred Shares, the date on which the applicable L/C was originally issued, or (ii) the closing sales price per share of the Company’s common stock on the NYSE on the date of issuance of the Original Preferred Shares or the applicable L/C. The Preferred Exchange Value with respect to any Original Preferred Shares and any Preferred Shares issued in respect of the Original L/Cs is $14.39. The Preferred Exchange Value associated with an exchange of any Preferred Shares issued in respect of the Additional L/Cs will be determined by reference to the date of issuance. Additionally, in the event of any liquidation of Krotz Springs pursuant to which the liquidation proceeds are not sufficient to pay off the par value plus accrued dividends of the Preferred Shares, or the occurrence of certain trigger events including insolvency of Krotz Springs, any then-outstanding Preferred Shares may be exchanged for shares of Company common stock in accordance with the exchange provisions described above.
     Pursuant to the Stockholders Agreement, in the event that any L/C is drawn upon by beneficiaries of an L/C, a promissory note will be issued by Alon Louisiana Holdings in favor of Alon Israel for the amount of any such drawn L/Cs. Subject to the prior approval of a majority of the Company’s stockholders, the promissory note will provide that the Company may issue the number of shares of Company common stock equal to the quotient of (i) the amount drawn by any beneficiary of an L/C divided by (ii) the applicable Preferred Exchange Value in satisfaction of the promissory note on the first day on which the Company’s securities trading window opens after the issuance of the promissory note (the “Promissory Note Payment Option”).
     If the 80,000 Preferred Shares currently outstanding and all Preferred Shares issuable pursuant to the L/C Option were exchanged for shares of Company common stock, assuming the issuance of the Additional L/Cs, the exercise of the L/C Option and the exchange occurred as of March 31, 2009, Alon Israel would receive approximately 12,066,000 shares of the Company’s common stock, increasing Alon Israel’s beneficial ownership percentage of the Company’s outstanding common stock to approximately 82.3%, as compared to approximately 77.8% as of March 31, 2009.

     We believe that the ability to exchange the Preferred Shares for shares of Company common stock provides us with additional flexibility if our Board concludes that, in the current economic environment, it would be in the best interest of the Company and its stockholders to retain cash for other purposes and repurchase the Preferred Shares in exchange for Company common stock. Similarly, we believe the issuance of shares of common stock by the Company to Alon Israel in the event of any draw on the L/Cs provides the Company and its subsidiaries with additional financial resources while permitting the Company to retain cash for other purposes. If stockholder approval is not obtained under this Proposal 3, the Preferred Shares will either be repurchased for cash through the exercise of the Call Option or will remain outstanding after July 3, 2011, the date of the mandatory exchange. If the Preferred Shares remain outstanding, dividends payable on the Preferred Shares will continue to accrue at the rate of 10.75% per annum and be payable quarterly. In addition, upon any voluntary or involuntary liquidation, dissolution or winding up of Alon Louisiana, the holders of the Preferred Shares will be entitled to receive, prior to any payment to holders of Alon Louisiana’s common stock, a liquidation payment per Preferred Share equal to the par value of the Preferred Share plus any accrued but unpaid dividends on such Preferred Share. In addition, absent the ability of the Company to issue shares of its common stock to satisfy promissory notes issued by Alon Louisiana Holdings on the occurrence of a draw on the L/Cs, Alon Louisiana Holdings will be required to repay such promissory notes with cash or continue to incur interest at a rate of 10.75% per annum thereunder.
     In order to ensure compliance with the rules of the NYSE, the Company is seeking stockholder approval of the issuance of shares of Company common stock to Alon Israel or its permitted transferees in exchange for the Preferred Shares and upon exercise of the Promissory Note Payment Option in accordance with the terms of the Stockholders Agreement. Stockholder approval is not otherwise required as a matter of Delaware law or other applicable laws or rules or by the Company’s certificate of incorporation or bylaws.
NYSE Stockholder Approval Requirements
     The Company’s common stock is listed on the NYSE. The NYSE rules require stockholder approval, by the affirmative vote of a majority of the votes cast, prior to the issuance of common stock, or of securities convertible into or exercisable for common stock, in any transaction or series of related transactions to a “substantial security holder” or other “related party” if the number of shares of common stock to be issued, or if the number of shares of common stock for which the securities may be convertible or exercisable, exceeds either 1% of the number of shares of common stock or 1% of the voting power outstanding prior to issuance, subject to certain limited exceptions.
     Our proposed issuance of shares of common stock to Alon Israel upon (1) exchange of the Preferred Shares and (2) exercise of the Promissory Note Payment Option is subject to this rule because (i) Alon Israel beneficially owns approximately 77.8% of our outstanding common stock without giving effect to the exchange of the Preferred Shares or L/C Option (and is therefore considered by the NYSE to be a “substantial security holder”); (ii) the number of shares of Company common stock into which the Preferred Shares may be exchanged exceeds 1% of the outstanding shares of the Company common stock prior to the issuance; (iii) the number of shares of Company common stock issuable upon the exercise of the Promissory Note Payment Option may exceed 1% of the outstanding shares of the Company common stock prior to the issuance; and (iv) we do not qualify for any exceptions to this NYSE rule.
Description of Material Terms of the Stock Purchase Agreement
     The following is a summary of the material terms and provisions of the Stock Purchase Agreement pursuant to which Alon Israel purchased the Original Preferred Shares. The Stock Purchase Agreement was negotiated and approved by a committee of independent and disinterested directors of the Board.
Sale of the Original Preferred Shares
     Pursuant to the Stock Purchase Agreement, Alon Louisiana sold to Alon Israel 80,000 shares of Series A Preferred Stock, par value $1,000.00 per share, of Alon Louisiana for an aggregate purchase price of $80.0 million. The sale of the Original Preferred Shares was not registered under the Securities Act of 1933, as amended (the “Securities Act”), in reliance on an exemption from registration under Section 4(2) of the Securities Act.
Representations and Warranties
     Alon Louisiana made customary representations and warranties to Alon Israel relating to Alon Louisiana, its business and the issuance of the Preferred Shares. Alon Israel made customary representations and warranties to Alon Louisiana about Alon Israel and its compliance with securities laws.

Letters of Credit
     Pursuant to the terms of the Stock Purchase Agreement, Alon Israel was required to cause the Original L/Cs to be issued for the benefit of Bank of America, N.A. in the amount of $55.0 million in order to support the borrowing base of Krotz Springs, under the Loan and Security Agreement by and among the Company, Krotz Springs, Bank of America, N.A. and the banks and financial institutions listed on the signature page thereof as “Lenders.”
Description of Material Terms of the Stockholders Agreement
     The following is a summary of the material terms and provisions of the Stockholders Agreement which provides the terms on which the Preferred Shares may be repurchased, exchanged and/or transferred. The Stockholders Agreement was negotiated and approved by a committee of independent and disinterested directors of the Company’s Board.
Call Option
     Under the terms of the Stockholders Agreement, (1) with respect to the Original Preferred Shares, during the 18-month period beginning on July 3, 2008, and (2) with respect to the L/C Preferred Shares, during the period beginning on the date of issuance of any Preferred Shares in connection with the exercise of the L/C Option and ending on December 31, 2010, each of Alon Louisiana Holdings and the Company have the option to purchase from Alon Israel all or a portion of the then-outstanding Preferred Shares at a price per share equal to the par value plus accrued but unpaid dividends (the “Call Option”), subject to the prior release of all of the L/Cs and conditioned upon approval of the purchase by the Company’s Audit Committee.
Share Exchange
     Subject to the prior approval of a majority of the Company common stockholders, the Stockholders Agreement provides that (1) the Preferred Shares may be exchanged at the election of either the Company or Alon Israel, for shares of Company common stock upon a change of control of either Alon Louisiana or the Company, (2) in the event that the Call Option is not exercised, Alon Israel will have the option to exchange Preferred Shares it then holds for Company common stock during a 5-business day period beginning on the first day on which the Company’s securities trading window is open after each of January 3, 2010, July 1, 2010 and January 1, 2011, and (3) if not so exchanged, all of the Preferred Shares will be mandatorily exchanged for shares of Company common stock on July 3, 2011. The number of shares of Company common stock to be issued and delivered upon the exchange of Preferred Shares will be equal to the quotient obtained by dividing (i) the sum of (A) the aggregate par value of the Preferred Shares being exchanged by Alon Israel or its permitted transferees and (B) the aggregate dividends accrued but unpaid on the Preferred Shares, by (ii) the Preferred Exchange Value. The “Preferred Exchange Value” shall be equal to the greater of (i) the average of the daily closing sales price per share of the Company’s common stock on the NYSE for each trading day during the period commencing 90 days prior to the date of issuance, and ending on the date of issuance of the Original Preferred Shares or, in the case of L/C Preferred Shares, the date on which the applicable L/C was originally issued, or (ii) the closing sales price per share of the Company’s common stock on the NYSE on the date on which the Original Preferred Shares or the applicable L/C was issued. The Preferred Exchange Value with respect to any Original Preferred Shares and any Preferred Shares issued in respect of the Original L/Cs is $14.39. The Preferred Exchange Value associated with an exchange of any Preferred Shares issued in respect of the Additional L/Cs will be determined by reference to the date of issuance. Additionally, in the event of any liquidation of Krotz Springs pursuant to which the liquidation proceeds are not sufficient to pay off the par value plus accrued dividends of the Preferred Shares or the occurrence of certain trigger events including insolvency of Krotz Springs, any then-outstanding Preferred Shares may be exchanged for shares of Company common stock in accordance with the exchange provisions described above.
Restrictions on Transfer
     Except for transfers to affiliates, neither Alon Israel nor its permitted transferees may transfer the Preferred Shares without the prior written consent of Alon Louisiana.
Agreement to Seek Stockholder Approval
     We agreed to include a proposal with respect to the issuance of our common stock pursuant to the terms of the Stockholders Agreement for approval by our stockholders as a matter to be voted upon at our 2009 Annual Meeting of Stockholders.

Registration Rights
     In connection with the Stockholders Agreement, we agreed to enter into, upon request, a customary and reasonable registration rights agreement with a permitted transferee of Alon Israel with respect to shares of the Company’s common stock issued to such permitted transferee, if any, in exchange for the Preferred Shares. In addition, Alon Israel will be entitled to registration rights with respect to the shares of the Company common stock issued to Alon Israel, if any, upon exchange of Preferred Shares in accordance with the existing Registration Rights Agreement dated as of July 6, 2005 between the Company and Alon Israel. We have no obligation to register the Preferred Shares for resale.
Letters of Credit
     Alon Israel agreed to cause additional letters of credit in the aggregate face amount of up to $25.0 million (the “Additional L/Cs”) to be provided in favor of Krotz Springs in connection with an amendment to the Krotz Springs’ credit facilities. Alon Louisiana Holdings or the Company (subject to the terms of their respective existing credit facilities and other binding obligations) shall pay Alon Israel a fee in an amount equal to 2% per annum until December 31, 2009, 4% per annum until December 31, 2010, and 10.75% per annum thereafter, of the aggregate amount of the Additional L/Cs outstanding (subject to adjustment as set forth in the Stockholders Agreement) in consideration for causing the issuance of the Additional L/Cs.
     We have agreed to use our best efforts and to cause our affiliates to use their respective best efforts (subject to the terms of the respective existing credit facilities and other binding obligations) to replace the L/Cs with our own resources or by obtaining funds or other support through commercially reasonable arrangements with third party financing sources or otherwise secure the release of the letters of credit support requirements. Pursuant to the Stockholders Agreement, in the event that any L/C is drawn upon by any beneficiary of an L/C, a promissory note will be issued by Alon Louisiana Holdings in favor of Alon Israel for the amount of any such drawn L/Cs bearing interest at a rate of 10.75%. Subject to the prior approval of the majority of the Company’s stockholders, the promissory note will provide that the Company may issue a number of shares of Company common stock equal to the quotient of (i) the amount drawn by any beneficiary of an L/C divided by (ii) the applicable Preferred Exchange Value in satisfaction of the promissory note on the first day on which the Company’s securities trading window opens after the issuance of the promissory note (the “Promissory Note Payment Option”).
L/C Withdrawal and Preferred Stock Purchase Option
     The Stockholders Agreement provides that while any L/Cs remains outstanding, Alon Israel has the option (subject to the terms of the credit facilities and other binding obligations of Alon Louisiana) to withdraw and replace the outstanding L/Cs by purchasing L/C Preferred Shares (the “L/C Option”). In the event that Alon Israel exercises the L/C Option, Alon Israel and Alon Louisiana will enter into a stock purchase agreement (the “L/C Stock Purchase Agreement”) pursuant to which Alon Louisiana will sell to Alon Israel the L/C Preferred Shares. The sale of the L/C Preferred Shares will not be registered under the Securities Act, in reliance on an exemption from registration under Section 4(2) of the Securities Act. The L/C Stock Purchase Agreement will contain customary representations and warranties from Alon Louisiana to Alon Israel relating to Alon Louisiana, its business and the issuance of the L/C Preferred Shares. The L/C Stock Purchase Agreement will contain customary representations and warranties from Alon Israel to Alon Louisiana about Alon Israel and its compliance with securities laws.
Series A Preferred Stock Rights and Preferences
     The following is a summary of the material terms and provisions of the preferences, limitations, voting powers and relative rights of the Series A Preferred Stock. The terms of the Series A Preferred Stock contained therein were negotiated and approved by a committee of independent and disinterested directors of the Company’s Board.
Authorized Shares and Liquidation Preference
     The number of authorized shares of the Series A Preferred Stock is 200,000. The shares of Series A Preferred Stock have a liquidation preference of $1,000.00 per share plus any accrued but unpaid Series A Dividends (as described in the section entitled “Dividends” below), whether or not declared, together with any other dividends declared but unpaid thereon.
Voting
     The Series A Preferred Stock is non-voting.

Dividends
     Holders of the shares of Series A Preferred Stock are entitled to receive cash dividends at the rate of 10.75% per annum (the “Series A Dividends”). Series A Dividends are fully cumulative and payable quarterly in arrears on March 31, June 30, September 30 and December 31 of each year (subject to legal restrictions on payment and restrictions under Alon Louisiana’s bank facilities).
     Any declared but unpaid Series A Dividends shall bear interest at the rate of 10.75% per annum.
     No dividend of cash or other property or other distribution may be paid or declared and set aside for payment, on any share of common stock of Alon Louisiana prior to payment of all accrued and unpaid Series A Dividends.
Liquidation
     In the event that Alon Louisiana voluntarily or involuntarily liquidates, dissolves or winds up, the holders of the Series A Preferred Stock will be entitled to receive, for each share of Series A Preferred Stock held, the sum of (1) $1,000.00 plus (2) all Series A Dividends accrued but unpaid thereon (as described in the section entitled “Dividends” above), whether or not declared, together with any other dividends declared but unpaid thereon.
     In the event the assets of Alon Louisiana available for distribution to stockholders upon any liquidation, dissolution or winding-up of the affairs of Alon Louisiana, whether voluntary or involuntary, are insufficient to pay in full the amounts payable with respect to all outstanding shares of the Series A Preferred Stock, then each such share of Series A Preferred Stock shall participate ratably in the distribution of assets of Alon Louisiana and no amount shall be payable or distributed in respect of the common stock of Alon Louisiana until the full amount payable on the Series A Preferred Stock has been paid.
Consequences if Proposal 3 Is Approved
     If stockholder approval is received:
•	The rights and privileges associated with the Company common stock issued upon exchange of the Preferred Shares or the exercise of the Promissory Note Payment Option will be identical to the rights and privileges associated with the Company common stock held by the Company’s existing common stockholders, including voting rights; provided that Alon Israel and its permitted transferees will be entitled to the registration rights described in the section entitled “Registration Rights.”

•	If the Call Option is not exercised in full, in accordance with the Stockholders Agreement, shares of Company common stock will be issued in exchange for the then outstanding Preferred Shares in an amount that exceeds 1% of both the voting power and the number of shares of Company common stock currently outstanding. In addition, shares of Company common stock issuable upon exercise of the Promissory Note Payment Option could exceed 1% of both the voting power and the number of shares of Company common stock currently outstanding. As a result of any such issuance, existing Company stockholders will incur dilution to their voting interests and will own a smaller percentage of the outstanding Company common stock.

•	Upon exchange of the Preferred Shares, the Company, as the holder of the Preferred Shares, will be entitled to the dividend rights and liquidation preferences of the Preferred Shares. Upon issuance of shares pursuant to the Promissory Note Payment Option, all obligations of Alon Louisiana Holdings to pay principal and interest on the promissory notes to Alon Israel will terminate.
Consequences if Proposal 3 Is Not Approved
     In the event that Company stockholders do not approve the issuance of shares of Company common stock upon exchange of the Preferred Shares, the Preferred Shares will remain outstanding in accordance with their terms and will continue to be held by Alon Israel or its permitted transferees. As a result, dividends payable on the Preferred Stock will continue to accrue at the rate of 10.75% per annum and any dividends payable with respect to the Preferred Shares will be paid to Alon Israel or its permitted transferees. In addition, Alon Louisiana will continue to have an obligation to pay the liquidation preference applicable to the Preferred Shares to Alon Israel or its permitted transferees upon a voluntary or involuntary liquidation, dissolution or winding up of Alon Louisiana. In the event the stockholders do not approve the issuance of shares of common stock pursuant to the Promissory Note Payment Option, then Alon Louisiana Holdings will be required to repay the principal amount of such promissory notes to Alon Israel in cash or continue to incur accrued interest at a rate of 10.75% per annum under such promissory notes.
Interests of Certain Persons
     If the 80,000 Preferred Shares currently outstanding and all Preferred Shares issuable pursuant to the L/C Option were exchanged for shares of Company common stock, assuming the issuance of the Additional L/Cs, the exercise of the L/C Option and the exchange occurred as of March 31, 2009, Alon Israel would receive approximately 12,066,000 shares of the Company’s common stock, increasing Alon Israel’s beneficial ownership percentage of the Company’s outstanding common stock to approximately 82.3%, as compared to approximately 77.8% as of March 31, 2009. Certain of our directors, including Messrs. Wiessman and Biran, have beneficial ownership interests in Alon Israel as described in footnote 3 to the “Security Ownership of Certain Beneficial Holders and Management” table in this Proxy Statement.
Required Vote
     Under the NYSE rules, approval of the issuance of Company common stock upon (i) exchange of the Preferred Shares and (ii) exercise of the Promissory Note Payment Option requires the affirmative vote of the majority of the votes cast on the proposal, provided that the total votes cast on the proposal represent over 50% of all outstanding securities entitled to vote on the proposal.
     Abstentions are counted as “present” for purposes of determining who is entitled to vote on Proposal 3, and therefore will have the effect of a vote against Proposal 3. Broker non-votes are not counted as “present” for purposes of determining who is entitled to vote on Proposal 3, and therefore will have no effect on the outcome of the vote on Proposal 3.
Your Board Recommends a Vote “FOR” Proposal 3.

OTHER MATTERS
     The Board does not know of any other matters that are to be presented for action at the annual meeting. If, however, any other matters properly come before the annual meeting or any adjournment(s) or postponement(s) thereof, it is intended that the enclosed proxy will be voted in accordance with the judgment of the persons voting the proxy.
INCORPORATION BY REFERENCE
     The SEC allows us to “incorporate by reference” into this Proxy Statement documents we file with the SEC. For additional information, please see the following items of our 2008 Annual Report on Form 10-K: “Financial Statements and Supplementary Data”, “Management’s Discussion and Analysis of Financial Condition and Results of Operations”, “Changes in and Disagreements with Accountants on Accounting and Financial Disclosure”, and “Quantitative and Qualitative Disclosures about Market Risk”, each of which are hereby incorporated by reference.
     This Proxy Statement incorporates important business and financial information about Alon from other documents that are not included in or delivered with this document. This information is available to you without charge upon your written or oral request. You can obtain the documents incorporated by reference in this Proxy Statement through our website, www.alonusa.com and from the SEC at its website, www.sec.gov or by requesting them in writing from Alon’s Investor Relations Department at Alon USA Energy, Inc., 7616 LBJ Freeway, Suite 300, Dallas, Texas 75251 or by telephone at 972-367-4000. Requested documents will be sent by first class mail within one business day of Alon’s receipt of your request.
STOCKHOLDER PROPOSALS
Stockholder Recommendations for Nomination of Directors
     The Board will consider nominees for directors recommended by stockholders of Alon and will evaluate such nominees using the same criteria used to evaluate director candidates otherwise identified by the Board. Stockholders wishing to make such recommendations should write to the Board in care of the Secretary of Alon USA Energy, Inc., 7616 LBJ Freeway, Suite 300, Dallas, Texas 75251. Persons making submissions should include the full name and address of the recommended nominee, a description of the proposed nominee’s qualifications and other relevant biographical information.
Stockholder Proposals for Annual Meeting in 2010
     To be considered for inclusion in Alon’s proxy statement for Alon’s 2010 annual meeting of stockholders pursuant to Rule 14a-8 under the Exchange Act, stockholder proposals must be in writing and submitted to the Secretary of Alon USA Energy, Inc., 7616 LBJ Freeway, Suite 300, Dallas, Texas 75251, and must otherwise comply with the requirements of Rule 14a-8. The proposal must be received no later than 120 days prior to                , 2010 for Alon to consider it for inclusion.
     Stockholders who desire to present business at Alon’s 2010 annual meeting of stockholders, without inclusion in the proxy statement for such meeting, including a nomination of a candidate for election as director at such meeting, must notify Alon’s Secretary of such intent in accordance with Alon’s bylaws by writing to the Secretary of Alon USA Energy, Inc., 7616 LBJ Freeway, Suite 300, Dallas, Texas 75251. To be timely, such notice must be received not later than 60 days prior to                , 2010 nor earlier than 90 days prior to                , 2010; provided that if the date of the annual meeting is advanced more than 30 calendar days prior to or delayed by more than 30 calendar days after the anniversary of the preceding year’s annual meeting, notice by the stockholder to be timely must be so delivered not later than the close of business on the later of the 90th calendar day prior to such annual meeting or the 10th calendar day following the day on which public disclosure of the date of such meeting is first made. The advance notice must also meet the other requirements of Section 8(c) of Alon’s bylaws. You may obtain a copy of Alon’s bylaws on Alon’s website (www.alonusa.com) or by writing to Alon’s Secretary at the address above.
     The above Notice of Annual Meeting of Stockholders and Proxy Statement are sent by order of the Board.
Harlin R. Dean
Senior Vice President-Legal, General Counsel and Secretary
               , 2009

Please mark your votes as indicated in X this example THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF THE DIRECTORS, THE RATIFICATION OF THE APPOINTMENT OF KPMG LLP AS ALON3S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR 2009 AND THE APPROVAL OF THE ISSUANCE OF SHARES OF ALON COMMON STOCK UPON EXCHANGE OF SHARES OF SERIES A PREFERRED STOCK OF ALON REFINING LOUISIANA, INC. 1. ELECTION3OF3DIRECTORS Nominees: FOR AGAINST ABSTAIN FOR WITHHOLD *EXCEPTIONS 01 Itzhak Bader ALL FOR ALL
0 2 Boaz Biran NOMINEES 2. Ratification of the appointment of KPMG LLP as Alon’s independent 03 Erez Meltzer registered public accounting firm for 04 Shaul Gliksberg 2009: 05 Ron W. Haddock 3. Approval of the issuance of shares of 06 Jeff D. Morris Alon common stock upon (i) exchange of shares of Series A Preferred Stock 07 Yeshayahu Pery of Alon Refining Louisiana, Inc. and 08 Zalman Segal (ii) exercise by Alon of an option to 09 Avraham Shochat satisfy the obligations under certain promissory notes of a subsidiary of 10 David Wiessman Alon with such shares: (INSTRUCTIONS: To withhold authority to vote for any Discretionary authority is hereby granted with respect to such other individual nominee, mark the “Exceptions” box above and matters as may properly come before the meeting. The stockholder strike through that nominee3s name.) below acknowledges receipt of the Notice of Annual Meeting of Stockholders and the Proxy Statement, each of which has been furnished herewith. PLEASE MARK, DATE, SIGN AND MAIL THIS PROXY CARD PROMPTLY, USING THE ENCLOSED ENVELOPE.
Mark Here for Address Change or Comments SEE REVERSE Signature Signature Date
NOTE:3Please sign as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. FOLD AND DETACH HERE WE ENCOURAGE YOU TO TAKE ADVANTAGE OF INTERNET OR TELEPHONE VOTING, BOTH ARE AVAILABLE 24 HOURS A DAY, 7 DAYS A WEEK. Internet and telephone voting is available through 11:59 PM Eastern Time the day prior to the shareholder meeting date.
INTERNET http://www.proxyvoting.com/alj Use the Internet to vote your proxy. Have your proxy card in hand when you ALON USA ENERGY, INC access the web site.
OR TELEPHONE 1-866-540-5760 Use any touch-tone telephone to vote your proxy. Have your proxy card in hand when you call. If you vote your proxy by Internet or by telephone, you do NOT need to mail back your proxy card. To vote by mail, mark, sign and date your proxy card and return it in the enclosed postage-paid envelope. Your Internet or telephone vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.
44570 PRINT AUTHORIZATION (THIS BOXED AREA DOES NOT PRINT)
To commence printing on this proxy card please sign, date and fax this card to: 212-709-3287 SIGNATURE:___DATE:___TIME:___

ALON USA ENERGY, INC. THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON ___, 2009
David Wiessman and Jeff D. Morris, and each of them, as the true and lawful attorneys, agents and proxies of the undersigned, with full power of substitution and resubstitution, are hereby authorized to represent and to vote all shares of common stock, par value $0.01 per share, of Alon USA Energy, Inc. held of record by the undersigned on ___, 2009, at the Annual Meeting of Stockholders to be held at ___. Dallas, Texas time on ___, 2009, at The Frontiers of Flight Museum located at 6911 Lemmon Avenue, Dallas, Texas 75209 and any adjournment or postponement thereof. Any and all proxies heretofore given are hereby revoked.
WHEN PROPERLY EXECUTED, THIS PROXY WILL BE VOTED AS DESIGNATED BY THE UNDERSIGNED. IF NO CHOICE IS SPECIFIED, THE PROXY WILL BE VOTED FOR PROPOSALS NO. 1, 2 AND 3.
(Continued and to be marked, dated and signed, on the other side) BNY MELLON SHAREOWNER SERVICES Address Change/Comments P.O. BOX 3550
SOUTH HACKENSACK, NJ 07606-9250 (Mark the corresponding box on the reverse side) FOLD AND DETACH HERE You can now access your BNY Mellon Shareowner Services account online. Access your BNY Mellon Shareowner Services shareholder/stockholder account online via Investor ServiceDirect® (ISD). The transfer agent for Alon USA Energy, Inc., now makes it easy and convenient to get current information on your shareholder account. · View account status • View payment history for dividends · View certificate history • Make address changes · View book-entry information • Obtain a duplicate 1099 tax form · Establish/change your PIN Visit us on the web at http://www.bnymellon.com/shareowner/isd For Technical Assistance Call 1-877-978-7778 between 9am-7pm Monday-Friday Eastern Time www.bnymellon.com/shareowner/isd Investor ServiceDirect® Available 24 hours per day, 7 days per week TOLL FREE NUMBER: 1-800-370-1163 Choose MLinkSM for fast, easy and secure 24/7 online access to your future proxy materials, investment plan statements, tax documents and more. Simply log on to Investor ServiceDirect® at www.bnymellon.com/shareowner/isd where step-by-step instructions will prompt you through enrollment. 44570